EXECUTION VERSION
AMENDMENT NO. 1 TO CREDIT AGREEMENT
This Amendment No. 1 to Credit Agreement (this “Amendment”) is entered into as of September 29, 2023 among ANSYS, INC., a Delaware corporation, (the “Company” or the “Borrower”), each lender party hereto (collectively, the “Lenders”) and PNC Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”).
RECITALS
A.    The Borrower, the Administrative Agent and the Lenders are party to that certain Credit Agreement, dated June 30, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement” and, as amended by this Amendment, the “Amended Credit Agreement”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.
B.    Pursuant to, and in accordance with, Section 10.23 of the Credit Agreement, the Borrower, in consultation with the Sustainability Structuring Agent and the Administrative Agent, wishes to establish specified KPIs with respect to certain ESG targets of the Borrower and its subsidiaries so that, upon effectiveness of this Amendment, based on the Borrower’s performance against the KPIs, certain adjustments to the Commitment Fee and Applicable Rate for any Loans may be made, subject to the terms and conditions set forth therein and herein.
C.    The Administrative Agent, the Borrower and the undersigned Lenders (constituting the Required Lenders) wish to amend the Credit Agreement on, and subject to, the terms and conditions set forth herein.
Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:
1.    Amendment to Credit Agreement.
(a)    The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Annex A hereto.
(b)    The Credit Agreement is hereby amended to add “Schedule 1.01 –Sustainability Table” thereto, with Schedule 1.01 attached hereto as Annex B.
(c)    The Credit Agreement is hereby amended to add “Exhibit I – Sustainability Certificate” thereto, with Exhibit I attached hereto as Annex C.
2.    Representations and Warranties of the Borrower. The Borrower represents and warrants that as of the Amendment No. 1 Effective Date (as defined below):
(a)    the execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate or other organizational action and this Amendment has been duly executed and delivered by the Borrower. This Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws and by equitable principles of general application;
(b)    the representations and warranties of the Borrower contained in Article V of the Credit Agreement (other than Section 5.05(c) of the Credit Agreement and Section 5.06 of the Credit Agreement) or any other Loan Document (treating this Amendment as a Loan

Document for purposes hereof) shall be true and correct, in all material respects (unless already qualified by materiality or “Material Adverse Effect,” in which case, they shall be true and correct in all respects), on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects (unless already qualified by materiality or “Material Adverse Effect,” in which case, they shall be true and correct in all respects), as of such earlier date, and except that for purposes of this Section 2(b), the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively; and
(c)    immediately before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
3.    Effective Date. This Amendment shall become effective as of the date upon which each of the following conditions precedent shall be satisfied or waived by the Required Lenders (the “Amendment No. 1 Effective Date”):
(a)    the Administrative Agent (or its counsel) shall have received executed counterparts of this Amendment from the Borrower, the Administrative Agent and each Lender (constituting at least the Required Lenders);
(b)    the Administrative Agent (or its counsel) shall have received a certificate dated the Amendment No. 1 Effective Date in form reasonably satisfactory to the Administrative Agent as to the satisfaction of the conditions set forth in clause (c) below; and
(c)    at the time of and immediately after effectiveness of this Amendment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the representations and warranties set forth in Sections 2(a) and (b) above shall be true and correct in all respects.
4.    Reference to and Effect Upon the Credit Agreement.
(a)    Except as specifically amended or waived above, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.
(b)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Amended Credit Agreement.
(c)    This Amendment shall be deemed a “Loan Document” and an “ESG Amendment” for all purposes under the Amended Credit Agreement and the other Loan Documents.
5.    Costs and Expenses. The Borrower hereby affirms its obligation under Section 10.04(a)(i) of the Credit Agreement to reimburse the Administrative Agent for all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable and documented fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto as set forth in Section 10.04(a)(i).
6.    Reaffirmation. The Borrower hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) acknowledges and agrees that nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement or any other Loan Document or instruments securing the same, which shall remain in full force and effect as modified hereby.

7.    Governing Law; Jury Waiver; Counterparts; Etc. Sections 10.14, 10.15 and 10.18 of the Credit Amendment are hereby incorporated herein by reference, mutatis mutandis.
8.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.
                BORROWER:

ANSYS, INC.
By /s/ Nicole Anasenes
Name: Nicole Anasenes
Title: Chief Financial Officer and Senior Vice President, Finance

[Signature Page to Amendment No. 1]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By /s/ Scott Colcombe
Name: Scott Colcombe
Title: SVP
[Signature Page to Amendment No. 1]

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By /s/ Christina M. Terry
Name: Christina M. Terry
Title: Vice President

1235895.08-CHISR02A - MSW

JPMORGAN CHASE BANK, N.A., as a Lender

By /s/ Ryan Becker
Name: Ryan Becker
Title: Vice President

1235895.08-CHISR02A - MSW

Wells Fargo Bank, N.A., as a Lender

By /s/ James Travagline
Name: James Travagline
Title: Managing Director

1235895.08-CHISR02A - MSW

NORTHWEST BANK, as a Lender

By /s/ Stephen J. Orban
Name: Stephen J. Orban
Title: Senior Vice President

1235895.08-CHISR02A - MSW

First National Bank of Pennsylvania, as a Lender

By /s/ Michael D. Pearce
Name: Michael D. Pearce
Title: Vice President

1235895.08-CHISR02A - MSW

EXECUTION VERSION
Exhibit A – Amendment No. 1 to Credit Agreement
ANNEX A
Amended Credit Agreement
[See Attached]

EXECUTION VERSION
Exhibit A – Amendment No. 1 to Credit Agreement

Published CUSIP Number: 03662YAH1
Revolving Facility CUSIP Number: 03662YAJ7
Term Loan CUSIP Number: 03662YAK4
$500,000,000 REVOLVING FACILITY
$755,000,000 TERM FACILITY

CREDIT AGREEMENT
Dated as of June 30, 2022
among
ANSYS, INC.,
as the Borrower,
THE DESIGNATED BORROWERS FROM TIME TO TIME PARTY HERETO
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swing Line Lender and an L/C Issuer,
BANK OF AMERICA, N.A.,
CITIBANK, N.A.,
and
JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents,
WELLS FARGO BANK, N.A.
and
FIRST NATIONAL BANK OF PENNSYLVANIA,
as Co-Documentation Agents,

and

THE OTHER L/C ISSUERS AND LENDERS FROM TIME TO TIME PARTY HERETO
Arranged By:
PNC CAPITAL MARKETS LLC,
BofA SECURITIES, INC.,
CITIBANK, N.A.,
and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners,
and
PNC CAPITAL MARKETS LLC,
as Sustainability Structuring Agent

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms    ~~1~~6
1.02    Other Interpretive Provisions    ~~46~~56
1.03    Accounting Terms    ~~47~~57
1.04    Rounding    ~~48~~58
1.05    Times of Day.    ~~48~~58
1.06    Letter of Credit Amounts    ~~48~~58
1.07    Timing of Payment or Performance    ~~48~~59
1.08    Benchmark Replacement Notification    ~~49~~59
1.09    Exchange Rates; Currency Equivalents.    ~~49~~59
ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS
2.01    Loans    ~~49~~59
2.02    Committed Revolving Borrowings and Term Borrowing; Conversions and Continuations of Committed Revolving Loans and Term Loans    ~~50~~60
2.03    Letters of Credit    ~~52~~63
2.04    Swing Line Loans    ~~61~~63
2.05    Prepayments    ~~64~~74
2.06    Termination or Reduction of Commitments    ~~65~~75
2.07    Repayment of Loans    ~~66~~76
2.08    Interest    ~~66~~76
2.09    Fees    ~~67~~77
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate    ~~68~~78
2.11    Evidence of Debt    ~~69~~79
2.12    Payments Generally; Administrative Agent's Clawback    ~~69~~79
2.13    Sharing of Payments by Lenders    ~~71~~81
2.14    Incremental Loans    ~~72~~82
2.15    Cash Collateral    ~~75~~85
2.16    Defaulting Lenders    ~~76~~86
2.17    Extension of Revolving Maturity Date    ~~78~~88
2.18    Designated Borrowers    ~~80~~90
2.19    Bifurcation of Obligations    ~~81~~91
2.20    Designation of Borrowing Agent; Nature of Borrowing Agency    ~~82~~92
2.21    Sustainability Adjustments.    92
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes    ~~82~~95
3.02    [Reserved]    ~~87~~100
    i

3.03    Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting    ~~87~~100
3.04    Increased Costs    ~~95~~107
3.05    Compensation for Losses    ~~96~~109
3.06    Mitigation Obligations; Replacement of Lenders    ~~97~~109
3.07    Survival    ~~97~~110
ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions Precedent to Effectiveness and the Initial Credit Extensions    ~~98~~110
4.02    Conditions to All Other Credit Extensions    ~~100~~112
4.03    Conditions to Designation of Designated Borrowers    ~~100~~113
ARTICLE V

REPRESENTATIONS AND WARRANTIES
5.01    Existence, Qualification and Power    ~~102~~114
5.02    Authorization; No Contravention    ~~102~~115
5.03    Governmental Authorization    ~~102~~115
5.04    Binding Effect    ~~102~~115
5.05    Financial Statements; No Material Adverse Effect    ~~103~~115
5.06    Litigation    ~~103~~116
5.07    Environmental Compliance    ~~103~~116
5.08    Taxes    ~~103~~116
5.09    ERISA Compliance    ~~104~~116
5.10    Margin Regulations; Investment Company Act    ~~104~~117
5.11    Solvency    ~~105~~117
5.12    Sanctions and other Anti-Terrorism Laws    ~~105~~117
5.13    Anti-Corruption Laws, Etc    ~~105~~117
5.14    Affected Financial Institutions    ~~105~~118
5.15    Certificate of Beneficial Ownership    ~~105~~118
5.16    Sustainability-Related Information    118
ARTICLE VI

AFFIRMATIVE COVENANTS
6.01    Financial Statements    ~~105~~118
6.02    Certificates; Other Information    ~~106~~119
6.03    Notices    ~~108~~121
6.04    Payment of Taxes    ~~108~~121
6.05    Preservation of Existence, Etc.    ~~108~~121
6.06    Maintenance of Properties    ~~108~~121
6.07    Maintenance of Insurance    ~~109~~121
6.08    Compliance with Laws    ~~109~~122
6.09    Books and Records    ~~109~~122
6.10    Inspection Rights    ~~109~~122
6.11    Use of Proceeds    ~~110~~122
6.12    Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws    ~~110~~123

6.13    Sustainability-Related Information.    123
ARTICLE VII

NEGATIVE COVENANTS
7.01    Liens    ~~110~~124
7.02    Indebtedness    ~~113~~127
7.03    Fundamental Changes    ~~114~~128
7.04    Change in Nature of Business    ~~115~~128
7.05    Transactions with Affiliates    ~~115~~128
7.06    Use of Proceeds    ~~115~~129
7.07    Financial Covenant    ~~115~~129
7.08    Change in Fiscal Year    ~~115~~129
7.09    Sanctions and other Anti-Terrorism Laws    ~~116~~129
7.10    Anti-Corruption Laws    ~~116~~129
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default    ~~116~~130
8.02    Remedies Upon Event of Default    ~~118~~131
8.03    Application of Funds    ~~118~~132
ARTICLE IX

ADMINISTRATIVE AGENT
9.01    Appointment and Authority    ~~119~~133
9.02    Rights as a Lender    ~~120~~133
9.03    Exculpatory Provisions    ~~120~~134
9.04    Reliance by Administrative Agent    ~~121~~135
9.05    Delegation of Duties    ~~122~~135
9.06    Resignation of Administrative Agent    ~~122~~; Resignation of Sustainability Structuring Agent.    136
9.07    Non-Reliance on the Administrative Agent, the Arrangers and Other Lenders    ~~124~~138
9.08    No Other Duties, Etc.    ~~124~~139
9.09    Administrative Agent May File Proofs of Claim    ~~124~~139
9.10    Collateral Matters    ~~125~~140
9.11    Certain ERISA Matters    ~~125~~140
9.12    Erroneous Payments    ~~126~~141
ARTICLE X

MISCELLANEOUS
10.01    Amendments, Etc.    ~~129~~144
10.02    Notices; Effectiveness; Electronic Communication    ~~131~~146
10.03    No Waiver; Cumulative Remedies; Enforcement    ~~133~~148
10.04    Expenses; Indemnity; Damage Waiver    ~~134~~149
10.05    Payments Set Aside    ~~136~~151
10.06    Successors and Assigns    ~~137~~151

10.07    Treatment of Certain Information; Confidentiality    ~~143~~158
10.08    Right of Setoff    ~~144~~159
10.09    Interest Rate Limitation    ~~145~~160
10.10    Counterparts; Integration; Effectiveness    ~~145~~160
10.11    Survival of Representations and Warranties    ~~145~~160
10.12    Severability    ~~146~~160
10.13    Replacement of Lenders    ~~146~~161
10.14    Governing Law; Jurisdiction; Etc.    ~~147~~162
10.15    Waiver of Jury Trial    ~~148~~163
10.16    No Advisory or Fiduciary Responsibility    ~~149~~163
10.17    USA PATRIOT Act Notice    ~~149~~164
10.18    Electronic Execution    ~~150~~165
10.19    Time of the Essence    ~~150~~165
10.20    Entire Agreement    ~~150~~165
10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    ~~150~~166
10.22    Acknowledgement Regarding Any Supported QFCs    ~~151~~166
10.23    ESG Amendment    ~~152~~167
10.24    No Reliance on Administrative Agent's Customer Identification Program    ~~152~~167
10.25    Judgment Currency    ~~153~~168

SCHEDULES

1.01    Sustainability Table
2.01     Commitments and Applicable Percentages; L/C Commitments
7.01    Existing Liens
7.02    Existing Indebtedness
10.02    Administrative Agent's Office; Certain Addresses for Notices

EXHIBITS
    Form of
A    Loan Notice
B    Swing Line Loan Notice
C    Notice of Loan Prepayment
D-1    Revolving Note
D-2    Swing Line Note
D-3    Term Note
E    Compliance Certificate
F    U.S. Tax Compliance Certificates
G    Assignment and Assumption
H-1    Designated Borrower Agreement
H-2    Designated Borrower Termination
I    Sustainability Certificate
    v

CREDIT AGREEMENT
This CREDIT AGREEMENT (this "Agreement") is entered into as of June 30, 2022, among ANSYS, Inc., a Delaware corporation (the "Company" or the "Borrower"), the Designated Borrowers from time to time party hereto, each Lender from time to time party hereto, PNC Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers from time to time party hereto.
The Borrower has requested that the Lenders provide the credit facilities set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
"2019 Credit Agreement" means that certain Credit Agreement, dated as of February 22, 2019, by and among the Company, the lenders from time to time party thereto, Bank of America, N.A., in its capacity as the administrative agent, the swing line lender and an L/C issuer, and the other L/C issuers from time to time party thereto.
"2020 Credit Agreement" means that certain Credit Agreement, dated as of November 9, 2020, by and among the Company, the lenders from time to time party thereto, and Bank of America, N.A., as the administrative agent.
"Acquisition", by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person, or (b) at least a majority of the voting stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.
"Additional Lender" has the meaning specified in Section 2.14(c).
"Administrative Agent" means PNC Bank (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
"Administrative Agent's Office" means, with respect to any Currency, the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania, or such other address with respect to such Currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.
"Affected Financial Institution" means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Aggregate Revolving Commitments" means the Revolving Commitments of all the Revolving Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is FIVE HUNDRED MILLION and No/100 DOLLARS ($500,000,000.00).
"Agreement" means this Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, including all schedules and exhibits.
"Alternative Currency" means (a) each of Euros, Sterling, Yen and Swiss Francs, in each case as long as there is a published RFR or a Benchmark Replacement effected pursuant to Section 3.03 with respect thereto, and (b) any other readily available currency freely convertible into Dollars, in the case of this clause (b), that has been designated by the Administrative Agent as an Alternative Currency at the request of the Borrower and with the consent of (i) the Administrative Agent and (ii) each Revolving Lender. In order to implement any Alternative Currency approved by the Revolving Lenders as set forth in clause (b), the Administrative Agent and the Borrower may make any technical or operational changes to the Definitive Documentation as necessary without any further consent from any Lenders.
"Alternative Currency Equivalent" means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, by reference to the applicable Bloomberg page (or such other publicly available service for displaying exchange rates as determined by the Administrative Agent from time to time), to be the exchange rate for the purchase of such Alternative Currency with Dollars on the date that is (i) with respect to RFR Loans, the applicable Daily Simple RFR Lookback Day, and (ii) otherwise, on the date which is two (2) Business Days immediately preceding the date of determination, or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto, in each case, prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the "Alternative Currency Equivalent" shall be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).
"Alternative Currency Sublimit" means an amount in Dollars equal to the lesser of (a) $150,000,000 and (b) the total amount of the Aggregate Revolving Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Facility.
"Amendment No. 1" means that certain Amendment No. 1 to the Credit Agreement, dated September 29, 2023, among the Borrower, the Administrative Agent and the Lenders party thereto.
"Amendment No. 1 Effective Date" has the meaning specified in Amendment No. 1.
"Anniversary Date" has the meaning specified in Section 2.17(a).
"Anti-Corruption Laws" means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

"Anti-Terrorism Law" means any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the PATRIOT Act, Executive Order No. 13224, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.
"Applicable Percentage" means: (a) in respect of the Aggregate Revolving Commitments, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender's Revolving Commitment at such time, subject to adjustment as provided in Section 2.16; provided, that, if the commitment of each Revolving Lender to make Committed Revolving Loans and the obligation of each L/C Issuer to make L/C Credit Extensions has been terminated pursuant to Section 8.02, or if the Aggregate Revolving Commitments have expired or been terminated pursuant to Section 2.06(a), then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments; and (b) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) at any time prior to the funding of the Term Loans on the Closing Date, such Term Lender's Term Commitment at such time, and (ii) thereafter, the outstanding principal amount of such Term Lender's Term Loan at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01, as it may change from time to time in accordance with the terms hereof.
"Applicable Rate" means, with respect to Committed Revolving Loans, Term Loans, Swing Line Loans, the Letter of Credit Fee and the Commitment Fee, the following percentages per annum, based upon the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower for the most recently-ended four quarter period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Term SOFR Rate Loans / Term RFR Loans / Daily Simple RFR Loans	Base Rate Loans	Letter of Credit Fee
1	< 1.00 to 1.0	0.100%	0.875%	0.000%	0.875%
2	> 1.00 to 1.0 but < 2.00 to 1.0	0.125%	1.000%	0.000%	1.000%
3	> 2.00 to 1.0 but < 3.00 to 1.0	0.150%	1.125%	0.125%	1.125%
4	> 3.00 to 1.0 but < 3.50 to 1.0	0.175%	1.250%	0.250%	1.250%
5	> 3.50 to 1.0	0.200%	1.500%	0.500%	1.500%
provided that the Applicable Rate in effect from the Closing Date until the date that is the earlier of (a) the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the fiscal quarter of the Borrower ending June 30, 2022, and (b) the Ratings Achievement Date, shall be determined based upon Pricing Level 1. Thereafter, the Applicable Rate for any day shall be the percentages per annum set forth in the table below determined by reference to the numerically lower of (i) the Pricing Level corresponding to the Debt Ratings as in effect on such day, and (ii) the Pricing Level corresponding to the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower for the most recently-ended four quarter period as set forth in the most recent

Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) on or prior to such day:

Pricing Level	Consolidated Leverage Ratio	Debt Ratings (S&P / Moody's / Fitch)	Commitment Fee	Term SOFR Rate Loans / Term RFR Loans / Daily Simple RFR Loans	Base Rate Loans	Letter of Credit Fees
1	< 1.00 to 1.0	> A- / A3 / A-	0.100%	0.875%	0.000%	0.875%
2	> 1.00 to 1.0 but < 2.00 to 1.0	BBB+ / Baa1 / BBB+	0.125%	1.000%	0.000%	1.000%
3	> 2.00 to 1.0 but < 3.00 to 1.0	BBB / Baa2 / BBB	0.150%	1.125%	0.125%	1.125%
4	> 3.00 to 1.0 but < 3.50 to 1.0	BBB- / Baa3 / BBB-	0.175%	1.250%	0.250%	1.250%
5	> 3.50 to 1.0	< BB+ / Ba1 / BB+	0.200%	1.500%	0.500%	1.500%
provided, that, (A) if a Compliance Certificate is not delivered when due in accordance with Section 6.02(a), then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered in accordance with Section 6.02(a), (B) to the extent the Pricing Level corresponding to the Debt Ratings as in effect on such day is two or more levels different than the Pricing Level corresponding to the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower for the most recently-ended four quarter period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a), the Applicable Rate for such day shall be determined by reference to the Pricing Level that is one level above (numerically lower) the lower (numerically higher) of the Pricing Level corresponding to the Debt Ratings as in effect on such day and the Pricing Level corresponding to the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower for the most recently-ended four quarter period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a), and (C) if at any time there is (1) only one Debt Rating, or (2) no Debt Rating, then, in either case, the Applicable Rate shall be determined by reference to the Pricing Level corresponding to the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower for the most recently-ended four quarter period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a). Any increase or decrease in the Applicable Rate (x) resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a), and (y) resulting from a publicly announced change in the Debt Ratings shall be effective as of the date on which such change is publicly announced. Notwithstanding anything to the contrary contained in this definition, at any time the Applicable Rate is determined by reference to the Consolidated Leverage Ratio, the determination of the Applicable Rate for any such period shall be subject to the provisions of Section 2.10(b).
It is hereby understood and agreed that the Applicable Rate shall be adjusted from time to time on an annual basis based upon the Sustainability Rate Adjustment (to be calculated and applied as set forth in Section 2.21; provided that in no event shall the Applicable Rate be less than 0.000%. Notwithstanding anything to the contrary herein, until the delivery of (or failure to deliver) the Sustainability Certificate in respect of Reference Year ending December 31, 2023, pursuant to Section 2.21, the Sustainability Rate Adjustment shall be 0.000% and there shall be no Sustainability Rate Adjustment to the Applicable Rate.
"Applicable Revolving Percentage" means, with respect to any Revolving Lender at any time, such Revolving Lender's Applicable Percentage in respect of the Aggregate Revolving Commitments at such time.
"Applicable Time" means, with respect to any Loans and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
"Appropriate Lender" means (a) with respect to the Aggregate Revolving Commitments or any Committed Revolving Loan, a Revolving Lender, and (b) with respect to the Term Commitments or any Term Loan, a Term Lender.
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Arranger" means each of PNCCM, BofA Securities, Inc., Citibank, N.A., and JPMorgan Chase Bank, N.A., each in its capacities as a joint lead arranger and a joint bookrunner.
"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
"Attributable Indebtedness" means, on any date, (a) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, and (c) in respect of any Securitization Transaction entered into by any Person, the outstanding principal amount of such financing that would appear on a balance sheet of such Person prepared on such date in accordance with GAAP if the sale or transfer of assets that are subject thereto were accounted for as a secured loan.
"Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
"Auto-Extension Letter of Credit" has the meaning specified in Section 2.03(b).
"Availability Period" means, in respect of the Aggregate Revolving Commitments, the period from and including the Closing Date to the earliest of (i) the Revolving Maturity Date, (ii) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06(a),
x

and (iii) the date of termination of the commitment of each Revolving Lender to make Committed Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
"Bail-In Legislation" means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
"Base Rate" means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Overnight Bank Funding Rate, plus 0.5%, (b) the Prime Rate, and (c) the Daily Simple SOFR, plus the SOFR Adjustment, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 3.03 or Section 3.04 of the Loan Documents, to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (c) above until the circumstances giving rise to such event no longer exist.
"Base Rate Loan" means a Committed Revolving Loan or a Term Loan that bears interest at a rate based on the Base Rate.
"Base Rate Option" means the option of the Borrower to have Loans bear interest at a rate based on the Base Rate and under the terms specified for Base Rate Loans in Section 2.08.
"Beneficial Owner" means, for the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower's Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.
"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.
"Benefit Plan" means any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan."
"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
"Bloomberg" means Bloomberg Index Services Limited.
"Board of Directors" means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or if not member-managed, the managers thereof or any committee of managing members or managers thereof duly authorized to act on behalf of such Persons, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
"Borrower" has the meaning specified in the introductory paragraph.
"Borrower Materials" has the meaning specified in Section 6.02.
"Borrowing" means a Committed Revolving Borrowing, a Term Borrowing or a Swing Line Borrowing, as the context may require.
"Borrowing Agent" has the meaning specified in Section 2.20.
"Borrowing Date" means, with respect to any Loan, the date of the making, renewal, or conversion thereof, which shall be a Business Day.
"Borrowing Tranche" means specified portions of Term Loans, Committed Revolving Loans, or Swing Line Loans, as the context may require, consisting of simultaneous loans of the same Type in the same Currency, and in the case of Term Rate Loans, having the same Interest Period. For the avoidance of doubt, Daily Rate Loans of the same Type and Currency shall be considered one Borrowing Tranche.
"Business Day" means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Loan or other amount that bears interest at a rate based on SOFR, the term "Business Day" means any such day that is also a U.S. Government Securities Business Day and (ii) RFR Loan, the term "Business Day" means any such day that is also an RFR Business Day.
"Capitalized Lease Obligation" means the monetary obligation of a Person under any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.
"Cash Collateralize" or "Cash Collateralized" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Revolving Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuers shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuers. "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
"Cash Equivalents" means (a) marketable direct obligations with maturities of one year or less from the date of acquisition, issued by or fully guaranteed or insured by (i) the United States Government or any agency or instrumentality thereof or (ii) any member state of the European Union; (b) marketable general obligations issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision, agency or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any other foreign government or any agency or instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, which are rated at least A- by S&P or A-1 by Moody's; (c) marketable direct obligations with maturities of one year or less from the date of acquisition, issued by an issuer rated at least A-/A-1 by S&P or A3/P-1 by Moody's; or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within one year from the date of acquisition; (d) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, notes, debt securities, bankers' acceptances and repurchase agreements, in each case having maturities of one year or less from the date of acquisition, issued, and money market deposit accounts issued or offered, by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or foreign commercial bank of recognized standing having combined capital and surplus of not less than $100,000,000 or any bank (or the parent company of any such bank) whose short-term commercial paper rating from S&P is at least A-1 or from Moody's is at least P-2 or an equivalent rating from another rating agency; (e) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within one year from the date of acquisition; (f) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than 30 days, with respect to notes or other securities described in clause (a) of this definition; (g) any notes or other debt securities or instruments issued by any Person, (i) the payment and performance of which is premised upon (A) securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of such state, commonwealth or territory or any public instrumentality or agency thereof or any foreign government or (B) loans originated or acquired by any other Person pursuant to a plan or program established by any Governmental Authority that requires the payment of not less than 95% of the outstanding principal amount of such loans to be guaranteed by (1) a specified Governmental Authority or (2) any other Person (provided that all or substantially all of such guarantee payments made by such Person are contractually required to be reimbursed by any other Governmental Authority), (ii) that are rated at least AAA by S&P and Aaa by Moody's and (iii) which are disposed of by the Borrower or any of its Subsidiaries within one year after the date of acquisition thereof; (h) shares of money market, mutual or similar funds that (i) invest in assets satisfying the requirements of clauses (a) through (g) (or any of such clauses) of this definition, and (ii) have portfolio assets of at least $1,000,000,000; (i) any other investment which constitutes a "cash equivalent" under GAAP as in effect from time to time; and (j) any other notes, securities or other instruments or deposit-based products consented to in writing by the Administrative Agent.
"Certificate Inaccuracy Payment Date" has the meaning specified in Section 2.21(d).
"Certificate of Beneficial Ownership" means, for each of the Company and the Designated Borrowers, a certificate for such party in form and substance reasonably acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its reasonable discretion), certifying, among other things, the Beneficial Owner of such party.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
"Change of Control" means an event or series of events by which:
(a)    any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of forty percent (40%) or more of the Equity Interests of the Borrower entitled to vote for members of the Board of Directors of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of twenty-four (24) consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of the Board of Directors of the Borrower on the first day of such period, (ii) whose election or nomination to the Board of Directors of the Borrower was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors, or (iii) whose election or nomination to the Board of Directors of the Borrower was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors.
"CIP Regulations" means as is specified in Section 10.24.
"Closing Date" means June 30, 2022.
"Closing Date Refinancing" has the meaning specified in Section 4.01(i).
"Code" means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
"Commitment" means a Revolving Commitment or a Term Commitment, as the context may require.
"Commitment Fee" has the meaning specified in Section 2.09(a).
"Committed Revolving Borrowing" means a borrowing consisting of simultaneous Committed Revolving Loans of the same Type and denominated in the same Currency and, in the case of Term Rate Loans denominated in such Currency, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(a).
"Committed Revolving Loan" has the meaning specified in Section 2.01(a).
"Communication" has the meaning specified in Section 10.18.

"Company" has the meaning specified in the introductory paragraph hereto.
"Compliance Certificate" means a certificate substantially in the form of Exhibit E.
"Conforming Changes" means, with respect to the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR or Term RFR or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of "Base Rate," the definition of "Business Day," the definition of "Interest Period," the definition of "U.S. Government Securities Business Day," timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR or Term RFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR or Term RFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated EBITDA" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to: (a) Consolidated Net Income for such period; plus (b) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, including any franchise taxes or other taxes based on income, profits or capital; (iii) depreciation and amortization expense of the Borrower and its Subsidiaries for such period; (iv) non-cash charges or expenses of the Borrower and its Subsidiaries for such period in connection with any equity plan or stock-based compensation plan, any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including any non-cash charges or expenses of the Borrower and its Subsidiaries in connection with the granting of any restricted stock units); (v) infrequent or unusual losses, charges or expenses of the Borrower and its Subsidiaries for such period; (vi) any non-cash charges, expenses, or losses of the Borrower and its Subsidiaries for such period; provided, that, if any such non-cash charge, expense or loss represents an accrual or reserve for a cash expenditure in a future period, then such cash expenditure in such future period shall be subtracted from Consolidated EBITDA pursuant to clause (c)(iv) below when paid; (vii) any fees, costs and expenses (including any transaction or retention bonus or similar payment) incurred by the Borrower and its Subsidiaries during such period, or any amortization thereof for such period, in connection with any Acquisition, any investment, any recapitalization, any Disposition, any issuance or repayment of Indebtedness, any issuance of Equity Interests, or any amendment, modification, waiver, or refinancing relating to any document governing any Indebtedness, in each case, whether or not consummated (and, in the case of any consummated transaction, including such transactions consummated prior to the Closing Date) and so long as such transaction is permitted by this Agreement; provided, that, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (b)(vii) for such period, when taken together with the aggregate amounts added back to Consolidated EBITDA pursuant to clauses (b)(viii) and (b)(x) below for such period, shall not exceed fifteen percent

(15%) of Consolidated EBITDA (calculated prior to giving effect to the add backs permitted pursuant to this clause (b)(vii) and clauses (b)(viii) and (b)(x) below) for such period; (viii) restructuring costs, charges or expenses of the Borrower and its Subsidiaries for such period, whether or not classified as restructuring costs, charges or expenses under GAAP (including severance costs, integration costs, restructuring costs related to acquisitions and to closure or consolidation of facilities or locations, facilities' opening costs and other business optimization expenses, curtailments or modifications to pension and post-retirement employee benefit plans, retention or completion bonuses and any expense related to any reconstruction, de-commissioning or reconfiguration of fixed assets for alternate use); provided, that, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (b)(viii) for such period, when taken together with the aggregate amounts added back to Consolidated EBITDA pursuant to clause (b)(vii) above and clause (b)(x) below for such period, shall not exceed fifteen percent (15%) of Consolidated EBITDA (calculated prior to giving effect to the add backs permitted pursuant to this clause (b)(viii), clause (b)(vii) above and clause (b)(x) below) for such period; (ix) any fees, costs or expenses incurred by the Borrower and its Subsidiaries for such period in connection with the entering into of the Loan Documents (and any subsequent amendment or waiver relating thereto), and any Credit Extension to be made on the Closing Date; (x) any loss of the Borrower and its Subsidiaries in such period related to the early extinguishment of Indebtedness; provided, that, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (b)(x) for such period, when taken together with the aggregate amounts added back to Consolidated EBITDA pursuant to clauses (b)(vii) and (b)(viii) above for such period, shall not exceed fifteen percent (15%) of Consolidated EBITDA (calculated prior to giving effect to the add backs permitted pursuant to this clause (b)(x) and clauses (b)(vii) and (b)(viii) above) for such period; (xi) any losses of the Borrower and its Subsidiaries in such period resulting from any Disposition by the Borrower or such Subsidiary outside of the ordinary course of business, including any net loss from discontinued operations and any net loss on the Disposition of discontinued operations; (xii) any losses of the Borrower and its Subsidiaries in such period resulting from a change in accounting principles during such period; (xiii) adjustments taken by the Borrower and its Subsidiaries in such period relating to any write-downs of acquired deferred revenue; and (xiv) any losses of the Borrower and its Subsidiaries in such period with respect to foreign exchange transactions; minus (c) the following, without duplication, to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period; (ii) infrequent or unusual gains of the Borrower and its Subsidiaries for such period; (iii) all non-cash income or gains of the Borrower and its Subsidiaries for such period; (iv) all cash payments made by the Borrower and its Subsidiaries during such period to the extent made on account of non-cash charges, expenses, or losses added back to Consolidated EBITDA pursuant to clause (b)(vi) above in a previous period (it being understood that this clause (c)(iv) shall not be utilized in reversing any non-cash charges, expenses, or losses added back to Consolidated EBITDA); (v) all gains of the Borrower and its Subsidiaries for such period in connection with any Disposition by the Borrower or such Subsidiary outside of the ordinary course of business, including any gains from discontinued operations and any gains on the Disposition of discontinued operations; (vi) all gains of the Borrower and its Subsidiaries in such period related to the early extinguishment of Indebtedness; (vii) all gains of the Borrower and its Subsidiaries in such period resulting from a change in accounting principles during such period; and (viii) all gains of the Borrower and its Subsidiaries in such period with respect to foreign exchange transactions.
"Consolidated Funded Indebtedness" means, as to any Person, as of any date, without duplication, the following, solely to the extent the same would be included as indebtedness or liabilities of such Person in accordance with GAAP: (a) Indebtedness of such Person of the type described in (i) clause (a) of the definition of "Indebtedness" (minus, in the case of such clause (a), to the extent included as Indebtedness under such clause of such definition, the aggregate amount of cash proceeds received and held by or on behalf of the Borrower or its Subsidiaries in connection with any offering, issuance or other incurrence of Indebtedness ("Specified Indebtedness") in connection with a transaction not prohibited under this Agreement, pending application of such proceeds in respect of any pending acquisition or investment, or refinancing, prepayment, repayment, redemption, repurchase, settlement, discharge or defeasance of existing Indebtedness (so long as such transaction is specifically identified to the Administrative Agent in a certificate reasonably satisfactory to the Administrative Agent signed by a Responsible Officer delivered prior to the issuance of such Specified Indebtedness) (a "Pending Transaction"); provided that if the Pending Transaction is not consummated by (x) for any pending acquisition, the date specified therefor in the definitive agreement governing such Specified Indebtedness (or, if no such date is specified, the date that is fifteen (15) months after the offering, issuance or other incurrence of such Specified Indebtedness) and (y) for all other Pending Transactions, the date that is 180 days after the offering, issuance or other incurrence of such Specified Indebtedness (the "Pending Transaction Effective Date"), then from and after the date that is 90 days after the Pending Transaction Effective Date (or such later date as the Administrative Agent may agree in its discretion), the aggregate amount of cash proceeds received and held by or on behalf of the Borrower or its Subsidiaries in connection with such Specified Indebtedness for purposes of clause (a) of this definition shall be deemed to be $0), (ii) clause (b) of the definition of "Indebtedness" (excluding, in the case of such clause (b), letters of credit to the extent there is no overdue reimbursement obligation in respect thereof), and (iii) clauses (c), (d) and (e) of the definition of "Indebtedness" and (e) of the definition of "Indebtedness"; (b) all Guarantees of such Person in respect of any of the Indebtedness referred to in clause (a) of this definition of another Person; and (c) the Consolidated Funded Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Consolidated Funded Indebtedness is expressly made non-recourse to such Person.
"Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses for such period in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP, plus (c) the implied interest component of Synthetic Lease Obligations with respect to such period.
"Consolidated Leverage Ratio" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as of such date minus Unrestricted Cash on a consolidated basis of up to $1,000,000,000, to (b) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower most recently completed on or prior to such date.
"Consolidated Net Income" means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period as determined in accordance with GAAP.
"Consolidated Total Assets" means, as of any date of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP as of such date.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"Covered Entity" means (a) the Borrower, each of Borrower's Subsidiaries, and all pledgors of Cash Collateral, and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
"Covered Party" has the meaning specified in Section 10.22.
"Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
"Currency" means Dollars or any Alternative Currency and "Currencies" means, collectively, Dollars and each Alternative Currency.
"Current Revolving Maturity Date" has the meaning specified in Section 2.17(a).
"Daily Rate Loan" means a Loan that bears interest at a rate based on the (i) Base Rate or (ii) Daily Simple RFR.
"Daily Rate Loan Option" means the option of the Borrower to have Loans bear interest at a rate based on the Base Rate or Daily Simple RFR for the relevant Currency and under the terms specified for Base Rate Loans or Daily Simple RFR Loans denominated in such Currency, as applicable, in Section 2.08.
"Daily Simple RFR" means, for any day (an "RFR Day"), a rate per annum determined by the Administrative Agent, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Daily Simple RFR below by dividing (the resulting quotient rounded upwards, at the Administrative Agent's discretion, to the nearest 1/100 of 1%) (a) the applicable Daily Simple RFR set forth below by (b) a number equal to 1.00 minus the RFR Reserve Percentage:
(a)    Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the "SONIA Lookback Day") that is five (5) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator's Website;
(b)    Euro, €STR for the day (such day, adjusted as applicable as set forth herein, the "€STR Lookback Day") that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator's Website;
(c)    Yen, (i) TONAR for the day (such day, adjusted as applicable as set forth herein, the "TONAR Lookback Day") that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such

TONAR is published by the TONAR Administrator on the TONAR Administrator's Website; and
(d)    Swiss Franc, SARON for the day (such day, adjusted as applicable as set forth herein, the "SARON Lookback Day") that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such SARON is published by the SARON Administrator on the SARON Administrator's Website;
provided that, if the adjusted rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The adjusted Daily Simple RFR rate for each outstanding RFR Loan shall be adjusted automatically as of the effective date of any change in the RFR Reserve Percentage. The Administrative Agent shall give prompt notice to the Borrowing Agent of the adjusted Daily Simple RFR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
If by 5:00 pm (local time for the applicable RFR) on the second (2nd) Business Day (or, in the case of SONIA, the fifth (5th) Business Day) immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable RFR Administrator's Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day for which such RFR was published on the RFR Administrator's Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.
"Daily Simple RFR Loan" means a Loan that bears interest at a rate based on the Daily Simple RFR.
"Daily Simple RFR Lookback Days" means, collectively, SONIA Lookback Day, €STR Lookback Day, TONAR Lookback Day, and SARON Lookback Day, and each individually is a Daily Simple RFR Lookback Day.
"Daily Simple RFR Option" means the option of the Borrower to have Loans bear interest at a rate based on the Daily Simple RFR for the relevant Currency and under the terms specified for Daily Simple RFR Loans denominated in such Currency in Section 2.08.
"Daily Simple SOFR" means, for any day (a "SOFR Rate Day"), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent's discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the "SOFR Determination Date") that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania

time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of "SOFR"; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.
"Debt Rating" means, as of any date of determination, (a) the Borrower's non-credit enhanced, senior unsecured long-term debt rating on such date as determined by S&P, (b) the Borrower's non-credit enhanced, senior unsecured long-term debt rating on such date as determined by Moody's, or (c) the Borrower's non-credit enhanced, senior unsecured long-term debt rating on such date as determined by Fitch; provided, that, if as of any such date the Applicable Rate is determined by reference to the Debt Ratings, (i) if as of such date there are only two Debt Ratings, (A) if the Debt Ratings shall differ by one Pricing Level, then the Pricing Level for the higher (i.e. the Pricing Level that is numerically lower) of such Debt Ratings shall apply, and (B) if the Debt Ratings differ by more than one Pricing Level, then the Pricing Level that is one level lower (i.e. the Pricing Level that is numerically higher) than the Pricing Level of the higher (i.e. the Pricing Level that is numerically lower) Debt Rating shall apply, and (ii) if as of such date there are three Debt Ratings, (A) if two of the three Debt Ratings are equivalent and the third Debt Rating is lower (i.e. such Debt Rating corresponds to a numerically higher Pricing Level than the other two Debt Ratings), then the Pricing Level for the two Debt Ratings that are equivalent (i.e. the Pricing Level that is numerically lower) shall apply, (B) if two of the three Debt Ratings are equivalent and the third Debt Rating is higher (i.e. such Debt Rating corresponds to a numerically lower Pricing Level than the other two Debt Ratings), then the Pricing Level for the two Debt Ratings that are equivalent (i.e. the Pricing Level that is numerically higher) shall apply, and (C) if all three Debt Ratings correspond to different Pricing Levels, then the Pricing Level corresponding to the Debt Rating that is neither the highest Debt Rating nor the lowest Debt Rating shall apply. If the rating system of S&P, Moody's or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, if such change or cessation results in having only one Debt Rating or no Debt Rating, the Applicable Rate shall be determined by reference to the Pricing Level corresponding to the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower for the most recently-ended four quarter period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a).
"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
"Default Rate" means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
"Defaulting Lender" means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuers, the Swing Line Lender and each Lender.
"Designated Borrower" means any Subsidiary of the Company that becomes a Designated Borrower pursuant to Section 2.18 and that has not ceased to be a Designated Borrower pursuant to such Section.
"Designated Borrower Agreement" means a Designated Borrower Agreement substantially in the form of Exhibit H-1.
"Designated Borrower Termination" means a Designated Borrower Termination substantially in the form of Exhibit H-2.
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

"Disqualified Institution" means, as of any date of determination, (a) any Person that is a competitor of the Borrower or any of its Subsidiaries that has been identified by legal name and designated by the Borrowing Agent as a "Disqualified Institution" in writing prior to such date (i) to the Arrangers, if such identification is made prior to the Closing Date, or (ii) to the Administrative Agent, if such identification is made on or after the Closing Date (any such Person, a "Competitor"), or (b) any Affiliate of any Competitor that (i) has been identified by legal name and designated by the Borrowing Agent as a "Disqualified Institution" in writing prior to such date (A) to the Arrangers, if such identification is made prior to the Closing Date, or (B) to the Administrative Agent, if such identification is made on or after the Closing Date, or (ii) is obviously (based solely on the similarity of the legal name of such Affiliate to the name of the Competitor) an Affiliate of such Competitor; provided, that, (i) the foregoing shall not apply retroactively to disqualify any Person that previously acquired an assignment of, or participation in, the Commitments or Loans to the extent such Person was not a Disqualified Institution at the time of such assignment or participation, as applicable, (ii) the Disqualified Institutions shall not include any bona fide fixed income investor or debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers are not involved with the equity investment decisions of any other Person described in clause (a) or clause (b) above, and (iii) with respect to any designation of a Person as a Disqualified Institution permitted pursuant to this definition, if such designation is made after the Closing Date, then such designation shall become effective on the third (3rd) Business Day after written notice thereof by the Borrowing Agent to the Administrative Agent.
"Dollar" and "$" mean lawful money of the United States.
"Dollar Equivalent" means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Administrative Agent or any L/C Issuer, as applicable, from time to time) on the date that is the applicable Daily RFR Lookback Day (for amounts relating to RFR Loans denominated in an Alternative Currency to which a Daily Simple RFR would apply) immediately preceding the date of determination, or otherwise on the date which is two (2) Business Days immediately preceding the date of determination or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or any L/C Issuer, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or any L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or any L/C Issuer pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.
"Domestic Subsidiary" means any Subsidiary of the Borrower that is organized under the Laws of any political subdivision of the United States.
"DQ List" has the meaning specified in Section 10.06(g).
"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA

Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Electronic Copy" has the meaning specified in Section 10.18.
"Electronic Record" has the meaning assigned to such term in 15 U.S.C. §7006.
"Electronic Signature" has the meaning assigned to such term in 15 U.S.C. §7006.
"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 10.06(g).
"Eligible Foreign Jurisdiction" means any jurisdiction that is approved from time to time by the Administrative Agent and each of the Revolving Lenders for purposes of Section 2.18.
"Embargoed Property" means any property; (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Lenders, the L/C Issuers, or the Administrative Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.
"Environmental Laws" means any and all Federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
"Environmental Liability" means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
"ERISA Event" means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a notification that a Multiemployer Plan is endangered or in critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
"Erroneous Payment" has the meaning assigned to it in Section 9.12(a).
"Erroneous Payment Deficiency Assignment" has the meaning assigned to it in Section 9.12(d).
"Erroneous Payment Impacted Class" has the meaning assigned to it in Section 9.12(d).
"Erroneous Payment Return Deficiency" has the meaning assigned to it in S Section 9.12(d).
"Erroneous Payment Subrogation Rights" has the meaning assigned to it in Section 9.12(d).
"ESG" has the meaning specified in Section 10.23.
"ESG Amendment" has the meaning specified in Section 10.23.
"ESG Standards" means the Sustainability Accounting Standards Board Sustainability Accounting Standards (2018) (or successor standards) published by the Sustainability Accounting Standards Board.
"ESG Pricing Provisions" has the meaning specified in Section 10.23.
"ESG Ratings" has the meaning specified in Section 10.23.

"€STR" means a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.
"€STR Administrator" means the European Central Bank (or any successor administrator of the Euro Short Term Rate).
"€STR Administrator's Website" means the European Central Bank's website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
"Euro" and "€" mean the single currency of the Participating Member States.
"Event of Default" has the meaning specified in Section 8.01.
"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(e), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).
"Extending Lender" has the meaning specified in Section 2.17(d).
"Facilities" means the Revolving Facility and/or the Term Facility, as the context may require.
"FATCA" means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of such sections of the Code.
"Federal Funds Rate" means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day's federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Fee Letter" means the fee letter, dated May 26, 2022, among the Borrower, PNC Bank, and PNCCM.
"Fitch" means Fitch Ratings Inc., and any successor or assignee of the business of such company in the business of rating debt.
"Floor" means a rate of interest equal to 0%.
"Foreign Designated Borrower" means a Designated Borrower that is a Foreign Subsidiary of the Company.
"Foreign Lender" means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
"Foreign Subsidiary" means any Subsidiary of the Borrower that is organized under the Laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"Fronting Exposure" means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to each L/C Issuer, such Defaulting Lender's Applicable Revolving Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender's Applicable Revolving Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Revolving Lenders in accordance with the terms hereof.
"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and subject to Section 1.03.
"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the

Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
"Greenhouse Gas Baseline" means the Borrower's and its Subsidiaries' absolute Greenhouse Gas Emissions for the 2019 fiscal year.
"Greenhouse Gas Emissions" means, for any reference year, the metric tons of carbon dioxide equivalent (MTCO2e) in respect of Scope 1 and Scope 2 emissions of the Borrower and its Subsidiaries according to the World Resources Institute (WRI) and the World Business Council for Sustainable Development (WBCSD) Greenhouse Gas Protocols.
"Greenhouse Gas Emissions Reduction" means, with respect to any fiscal year, the cumulative percent reduction of Scope 1 and 2 Greenhouse Gas Emissions from actual 2022 emissions, calculated as a percentage of the Greenhouse Gas Baseline.
"Greenhouse Gas Emissions Reduction Applicable Rate Adjustment Amount" means, subject to the provisions of Section 2.21(b), with respect to any period between Sustainability Pricing Adjustment Dates, as determined for the applicable Reference Year:
(a)    positive 0.025%, if the Greenhouse Gas Emissions Reduction for the applicable Reference Year as set forth in the Sustainability Certificate is less than the Greenhouse Gas Emissions Reduction Target A for such Reference Year; and
(b)    negative 0.025%, if the Greenhouse Gas Emissions Reduction for the applicable Reference Year as set forth in the Sustainability Certificate is greater than or equal to the Greenhouse Gas Emissions Reduction Target A for such Reference Year;
provided that, only with respect with the calendar year ending December 31, 2024, the Greenhouse Gas Emissions Reduction Applicable Rate Adjustment Amount, as determined for the Reference Year 2023 only, means:
(c)    positive 0.050%, if the Greenhouse Gas Emissions Reduction for the applicable Reference Year as set forth in the Sustainability Certificate is less than the Greenhouse Gas Emissions Reduction Target A for such Reference Year; and
(d)    negative 0.050%, if the Greenhouse Gas Emissions Reduction for the applicable Reference Year as set forth in the Sustainability Certificate is greater than or equal to the Greenhouse Gas Emissions Reduction Target A for such Reference Year.
"Greenhouse Gas Emissions Reduction Commitment Fee Adjustment Amount" means, subject to the provisions of Section 2.21(b), with respect to any period between Sustainability Pricing Adjustment Dates, as determined for the applicable Reference Year:
(a)    positive 0.005%, if the Greenhouse Gas Emissions Reduction for the applicable Reference Year as set forth in the Sustainability Certificate is less than the Greenhouse Gas Emissions Reduction Target A for such Reference Year; and
(b)    negative 0.005%, if the Greenhouse Gas Emissions Reduction for the applicable Reference Year as set forth in the Sustainability Certificate is greater than or equal to the Greenhouse Gas Emissions Reduction Target A for such Reference Year;
provided that, only with respect with the calendar year ending December 31, 2024, the Greenhouse Gas Emissions Reduction Commitment Fee Adjustment Amount, as determined for the Reference Year 2023 only means:

(c)    positive 0.010%, if the Greenhouse Gas Emissions Reduction for the applicable Reference Year as set forth in the Sustainability Certificate is less than the Greenhouse Gas Emissions Reduction Target A for such Reference Year; and
(d)    negative 0.010%, if the Greenhouse Gas Emissions Reduction for the applicable Reference Year as set forth in the Sustainability Certificate is greater than or equal to the Greenhouse Gas Emissions Reduction Target A for such Reference Year.
"Greenhouse Gas Emissions Reduction Target A" means, with respect to any Reference Year, the Greenhouse Gas Emissions Reduction Target A for such Reference Year as set forth in the Sustainability Table.
"Guarantee" means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in the definition thereof or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that, the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Inclusion Training Participation Percentage" means, for any Reference Year, the ratio (expressed as a percentage) of (i) the aggregate number of the Borrower's and its Subsidiaries' employees who complete the inclusion training curriculum in the United States to (ii) the aggregate number of Borrower's and its Subsidiaries' employees in the United States, as of the point in time such ratio is measured as disclosed in the Sustainability Certificate; provided, that, the Borrower shall have twelve (12) months from the date of any material acquisition to include any employees hired as a result of such acquisition in the aggregate number for each of (i) and (ii).
"Inclusion Training Participation Percentage Applicable Rate Adjustment Amount" means, subject to the provisions of Section 2.21, with respect to any period between Sustainability Pricing Adjustment Dates, as determined for the applicable Reference Year, commencing with the Reference Year ending December 31, 2024:

(a)    positive 0.025%, if the Inclusion Training Participation Percentage for the applicable Reference Year as set forth in the Sustainability Certificate is less than the Inclusion Training Participation Percentage Threshold A for such Reference Year;
(b)    negative 0.005%, if the Inclusion Training Participation Percentage for the applicable Reference Year as set forth in the Sustainability Certificate is greater than or equal to the Inclusion Training Participation Percentage Target B for such Reference Year but is less than the Inclusion Training Participation Percentage Target C for such Reference Year;
(c)    negative 0.010%, if the Inclusion Training Participation Percentage for the applicable Reference Year as set forth in the Sustainability Certificate is greater than or equal to the Inclusion Training Participation Percentage Target C for such Reference Year but is less than the Inclusion Training Participation Percentage Target D for such Reference Year; and
(d)    negative 0.025%, if the Inclusion Training Participation Percentage for the applicable Reference Year as set forth in the Sustainability Certificate is greater than or equal to the Inclusion Training Participation Percentage Target D for such Reference Year.
"Inclusion Training Participation Percentage Commitment Fee Adjustment Amount" means, subject to the provisions of Section 2.21, with respect to any period between Sustainability Pricing Adjustment Dates, as determined for the applicable Reference Year, commencing with the Reference Year ending December 31, 2024:
(a)    positive 0.005%, if the Inclusion Training Participation Percentage for the applicable Reference Year as set forth in the Sustainability Certificate is less than the Inclusion Training Participation Percentage Threshold A for such Reference Year;
(b)    negative 0.001%, if the Inclusion Training Participation Percentage for the applicable Reference Year as set forth in the Sustainability Certificate is greater than or equal to the Inclusion Training Participation Percentage Target B for such Reference Year but is less than the Inclusion Training Participation Percentage Target C for such Reference Year;
(c)    negative 0.0025%, if the Inclusion Training Participation Percentage for the applicable Reference Year as set forth in the Sustainability Certificate is greater than or equal to the Inclusion Training Participation Percentage Target C for such Reference Year but is less than the Inclusion Training Participation Percentage Target D for such Reference Year; and
(d)    negative 0.005%, if the Inclusion Training Participation Percentage for the applicable Reference Year as set forth in the Sustainability Certificate is greater than or equal to the Inclusion Training Participation Percentage Target D for such Reference Year.
"Inclusion Training Participation Percentage Target B" means, with respect to any Reference Year, the Inclusion Training Participation Percentage Target B for such Reference Year as set forth in the Sustainability Table.
"Inclusion Training Participation Percentage Target C" means, with respect to any Reference Year, the Inclusion Training Participation Percentage Target C for such Reference Year as set forth in the Sustainability Table.

"Inclusion Training Participation Percentage Target D" means, with respect to any Reference Year, the Inclusion Training Participation Percentage Target D for such Reference Year as set forth in the Sustainability Table.
"Inclusion Training Participation Percentage Threshold A" means, with respect to any Reference Year, the Inclusion Training Participation Percentage Threshold A for such Reference Year as set forth in the Sustainability Table.
"Increase Effective Date" has the meaning specified in Section 2.14(d).
"Incremental Amount" means, as of any date of determination, the sum of (a) $1,000,000,000, plus (b) the aggregate principal amount of any voluntary prepayment of Committed Revolving Loans made pursuant to Section 2.05(a) (to the extent such voluntary prepayment is accompanied by a permanent reduction of the Aggregate Revolving Commitments) prior to such date, except to the extent such voluntary prepayment was funded with the proceeds of long-term Indebtedness, plus (c) the aggregate principal amount of any voluntary prepayment of Term Loans made pursuant to Section 2.05(a) prior to such date, except to the extent such voluntary prepayment was funded with the proceeds of long-term Indebtedness, minus (d) the aggregate principal amount, without duplication, of all Incremental Loan Commitments and Incremental Loans implemented pursuant to Section 2.14 prior to such date.
"Incremental Lender" means, at any time, any Lender or Additional Lender providing any Incremental Loan Commitment or Incremental Loans pursuant to Section 2.14.
"Incremental Loan Commitments" has the meaning specified in Section 2.14(a).
"Incremental Loans" has the meaning specified in Section 2.14(a).
"Incremental Revolving Commitments" has the meaning specified in Section 2.14(a).
"Incremental Revolving Credit Increase" has the meaning specified in Section 2.14(a).
"Incremental Term Loan" has the meaning specified in Section 2.14(a).
"Incremental Term Loan Commitment" has the meaning specified in Section 2.14(a).
"Indebtedness" means, as to any Person, as of any date, without duplication, all of the following: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, in each case, solely to the extent the same would be included as indebtedness or liabilities of such Person in accordance with GAAP; (b) the face amount of any letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments of such Person; (c) all obligations of such Person to pay the deferred purchase price of property or services, in each case, solely to the extent the same would be included as indebtedness or liabilities of such Person in accordance with GAAP, other than (i) trade accounts payable in the ordinary course of business, (ii) obligations of such Person in respect of operating leases, (iii) accrued expenses and deferred taxes incurred by such Person and paid in the ordinary course of business (unless such accrued expenses or deferred taxes would be included as indebtedness or liabilities of such Person in accordance with GAAP), and (iv) any earn-out obligation or purchase price adjustment of such Person so long as no payment is owed thereunder and such obligation is not fixed in amount; (d) indebtedness (excluding prepaid interest thereon) secured by a Lien (other than a Lien for taxes not yet due and payable) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (with the amount of such indebtedness to be deemed equal to the lesser of (i) the aggregate unpaid amount of such indebtedness, and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith); (e) Attributable Indebtedness of such Person; (f) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any preferred Equity Interest in such Person or any other Person, in each case on or prior to the date that is ninety-one (91) days following the then-latest Maturity Date; (g) the Swap Termination Value of any Swap Contract entered into by such Person; (h) all Guarantees of such Person in respect of any of the foregoing; and (i) the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.
"Indemnitee" has the meaning specified in Section 10.04(b).
"Information" has the meaning specified in Section 10.07.
"Interest Payment Date" means, (a) as to any Term Rate Loan, the last day of each Interest Period applicable to such Term Rate Loan and the Revolving Maturity Date or the Term Maturity Date, as applicable; provided, that, if any Interest Period for a Term Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Daily Rate Loan and any Swing Line Loan, the last Business Day of each March, June, September and December and the Revolving Maturity Date or the Term Maturity Date, as applicable.
"Interest Period" means, as to each Term Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term Rate Loan and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability) as selected by the Borrower in a Loan Notice, or such other period that is twelve (12) months or less requested by the Borrower and consented to by all of the Appropriate Lenders; provided, that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Revolving Maturity Date or the Term Maturity Date, as applicable.
"Interest Rate Option" means any Term Rate Loan Option or Daily Rate Loan Option.
"IOSCO Principles" means the International Organization of Securities Commissions' (IOSCO) Principles for Financial Benchmarks, as the same may be amended or supplemented from time to time.
"IRS" means the United States Internal Revenue Service.
"ISP" means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of the applicable L/C Credit Extension).

"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
"KPIs" has the meaning specified in Section 10.23.
"KPI Metric" means each of the Greenhouse Gas Emissions Reduction and Inclusion Training Participation Percentage.
"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
"L/C Advance" means, with respect to each Revolving Lender, such Revolving Lender's funding of its participation in any L/C Disbursement in accordance with its Applicable Revolving Percentage.
"L/C Commitment" means, with respect to each L/C Issuer, such L/C Issuer's commitment to issue Letters of Credit hereunder. The initial amount of each L/C Issuer's L/C Commitment is set forth on Schedule 2.01, as such amount may be adjusted from time to time in accordance with this Agreement. The L/C Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Borrower, and notified to the Administrative Agent. Upon the effective date of the resignation of an L/C Issuer pursuant to Section 10.06(f), the L/C Commitment of such resigning L/C Issuer shall be terminated; provided, that, it is understood and agreed that (a) such L/C Issuer shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(f)), and (b) such L/C Issuer shall be required to maintain any Letter of Credit issued by such L/C Issuer prior to the effective date of its resignation as an L/C Issuer, until such time as such Letters of Credit are assumed or replaced pursuant to Section 10.06(f).
"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
"L/C Disbursement" means a payment made by an L/C Issuer pursuant to a Letter of Credit.
"L/C Issuer" means each of PNC Bank, Citibank, N.A., JPMorgan Chase Bank, N.A., and Bank of America, N.A., in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branch offices of such L/C Issuer, in which case the term "L/C Issuer" shall include any such Affiliate or branch office with respect to Letters of Credit issued by such Affiliate or branch office. Each reference herein to the "L/C Issuer" in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.

"L/C Obligations" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts. The L/C Obligations of any Revolving Lender at any time shall be its Applicable Revolving Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be "outstanding" and "undrawn" in the amount so remaining available to be paid, and the obligations of the Borrower and each Revolving Lender shall remain in full force and effect until the L/C Issuers and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
"Lender" means each of the Persons identified as a "Lender" on the signature pages hereto, each other Person that becomes a "Lender" in accordance with this Agreement and their successors and permitted assigns and, unless the context requires otherwise, includes the Swing Line Lender.
"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent in writing, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.
"Letter of Credit" means any standby letter of credit issued hereunder.
"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
"Letter of Credit Expiration Date" means the date that is five (5) Business Days prior to the Revolving Maturity Date.
"Letter of Credit Fee" has the meaning specified in Section 2.03(j).
"Letter of Credit Sublimit" means an amount equal to the lesser of (a) $50,000,000, and (b) the amount of the Aggregate Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
"Leverage Increase Period" has the meaning specified in Section 7.07.
"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, in each case, in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
"Loan" means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Revolving Loan, a Term Loan or a Swing Line Loan.

"Loan Documents" means (a) this Agreement (including the schedules and exhibits hereto), each Note, each Issuer Document, the Fee Letter, the Designated Borrower Agreements, the Designated Borrower Terminations, and any agreement creating or perfecting rights in Cash Collateral pursuant hereto, and (b) each other document, instrument or agreement designated in writing by the Borrower and the Administrative Agent as a "Loan Document."
"Loan Notice" means a notice of (a) a Committed Revolving Borrowing or a Term Borrowing, (b) a conversion of Committed Revolving Loans or Term Loans from one Type to the other, or (c) a continuation of Term Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
"Material Adverse Effect" means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party, or (c) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.
"Material Subsidiary" means, as of any date of determination, any Subsidiary that has, as of the last day of the four consecutive fiscal quarters of the Borrower most recently completed on or prior to such date for which financial statements have been delivered by the Borrower pursuant to Section 6.01(a) or (b) (or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Borrower ending June 30, 2022, determined as of the last day of the four consecutive fiscal quarters of the Borrower ended March 31, 2022), total assets in excess of five percent (5%) of the Consolidated Total Assets as of the last day of the four consecutive fiscal quarters of the Borrower most recently completed on or prior to such date for which financial statements have been delivered by the Borrower pursuant to Section 6.01(a) or (b) (or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Borrower ending June 30, 2022, determined as of the last day of the four consecutive fiscal quarters of the Borrower ended March 31, 2022).
"Maturity Date" means the Revolving Maturity Date or the Term Maturity Date, as the context may require.
"Maximum Rate" has the meaning specified in Section 10.09.
"Minimum Collateral Amount" means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to one hundred percent (100%) of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, and (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(i) or (a)(ii) or Section 8.02, an amount equal to one hundred percent (100%) of the Outstanding Amount of all L/C Obligations.
"Moody's" means Moody's Investors Service, Inc., and any successor or assignee of the business of such company in the business of rating debt.
"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions (but, in the case of such a plan to which the Borrower or any ERISA Affiliate no longer makes or is obligated to make contributions, only if the Borrower has any outstanding liability (including contingent liability, on account of an ERISA Affiliate or otherwise)).
"Multiple Employer Plan" means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
"Non-Consenting Lender" means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01, and (b) has been approved by the Required Lenders.
"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.
"Non-Extending Lender" has the meaning specified in Section 2.17(b).
"Non-Extension Notice Date" has the meaning specified in Section 2.03(b).
"Note" means a Revolving Note, a Term Note or a Swing Line Note.
"Notice Date" has the meaning specified in Section 2.17(b).
"Notice of Loan Prepayment" means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any Designated Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and any Erroneous Payment Subrogation Rights and fees that accrue after the commencement by or against the Borrower or any Designated Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.
"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
"Outstanding Amount" means (a) with respect to Committed Revolving Loans, Term Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Revolving Loans, Term Loans and Swing Line Loans, as the case may be, occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of L/C Disbursements.
"Overnight Bank Funding Rate" means for any day, (a) with respect to any amount denominated in Dollars, the rate comprising both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by PNC Bank at such time (which determination shall be conclusive absent manifest error); provided, further, that if the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or any L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.
"Participant" has the meaning specified in Section 10.06(d).
"Participant Register" has the meaning specified in Section 10.06(d).
"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"PATRIOT Act" has the meaning specified in Section 10.17.
"Payment Recipient" has the meaning assigned to it in Section 9.12(a).

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.
"Pending Transaction" has the meaning specified in the definition of "Consolidated Funded Indebtedness."
"Pending Transaction Effective Date" has the meaning specified in the definition of "Consolidated Funded Indebtedness."
"Pension Funding Rules" means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
"Pension Plan" means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
"Permitted Receivables Financing" means one or more non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such non-recourse facilities) receivables purchase, factoring or other similar facilities made available to any of the Borrower or its Subsidiaries on then-market terms (as reasonably determined by the Borrower in good faith) by any bank or other financial institution engaged in the purchase of receivables in the ordinary course business in an aggregate principal amount for all such facilities not exceeding $150,000,000 at any time outstanding.
"Permitted Refinancing" means, with respect to any Indebtedness of any Person, any modification, refinancing, refunding, renewal or extension of such Indebtedness; provided, that, the principal amount thereof does not exceed the sum of (a) the outstanding principal amount of the Indebtedness so modified, refinanced, refunded, renewed or extended, plus (b) prepayment premiums paid by such Person, and reasonable and customary fees and expenses incurred by such Person, in connection with such modification, refinancing, refunding, renewal or extension.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan, but excluding any Multiemployer Plan), maintained by the Borrower for employees of the Borrower or any such Plan to which the Borrower is required to contribute on behalf of any of its employees.
"Plan of Reorganization" has the meaning specified in Section 10.06(g).
"Platform" has the meaning specified in Section 6.02.
"PNC" or "PNC Bank" means PNC Bank, National Association, its successors and assigns.
"PNCCM" means PNC Capital Markets LLC, its successors and assigns.
"Prime Rate" means the interest rate per annum announced from time to time by the Administrative Agent at the Administrative Agent's Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
"Priority Indebtedness" means (a) unsecured Indebtedness of any Subsidiary of the Company, and (b) Indebtedness of the Company or any Subsidiary of the Company secured by any Lien.
"Pro Forma Basis" means, that in the calculation of (a) any financial ratio or test hereunder, or (b) the financial covenant set forth in Section 7.07, in connection with any transaction described in Section 1.03(d) (including the incurrence of any Indebtedness in connection therewith), such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 6.01(a) or Section 6.01(b). In connection with the foregoing, (i) with respect to any such Disposition, (A) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded, and (B) Indebtedness which is retired or repaid shall be excluded and deemed to have been retired as of the first day of the applicable period, (ii) with respect to any Acquisition, (A) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent (1) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, and (2) such items are supported by financial statements or other information reasonably relied upon by the Borrower, and (B) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (1) shall be deemed to have been incurred as of the first day of the applicable period, and (2) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, and (iii) with respect to the incurrence of any Indebtedness, (A) such Indebtedness shall be deemed to have been incurred as of the first day of the applicable period, and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
"PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
"Public Lender" has the meaning specified in Section 6.02.
"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
"QFC Credit Support" has the meaning specified in Section 10.22.
"Qualified Acquisition" means an Acquisition (or series of related Acquisitions consummated in any six (6)-month period) for which the aggregate consideration is at least $250,000,000, but only to the extent (a) at least $250,000,000 of such consideration is funded with the proceeds of Consolidated Funded Indebtedness, and/or (b) at least $250,000,000 of Consolidated Funded Indebtedness is assumed by the Borrower or any Subsidiary thereof in connection therewith; provided, that, for any Acquisition or series of Acquisitions to qualify as a "Qualified Acquisition," the Administrative Agent shall have received, prior to, or concurrently with, the consummation of such Acquisition or series of Acquisitions, a certificate from a Responsible Officer certifying that such Acquisition or series of Acquisitions meet the criteria set forth in this definition and notifying the Administrative Agent that the Borrower has elected to treat such Acquisition or series of Acquisitions as a "Qualified Acquisition."
"Ratings Achievement Date" means the date on which the Administrative Agent receives the Ratings Achievement Date Certification from the Borrower.
"Ratings Achievement Date Certification" means a certificate from a Responsible Officer certifying that, as of the date of such certificate, there are at least two Debt Ratings then in effect.
"Recipient" means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.
"Reference Year" means, with respect to any Sustainability Certificate, the calendar year ending immediately prior to the date of such Sustainability Certificate.
"Register" has the meaning specified in Section 10.06(c).
"Related Indemnified Party" of an Indemnitee means (a) any Controlling Person or Controlled Affiliate of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, and (c) the respective agents of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (c), acting on behalf of, or at the express instructions of, such Indemnitee, Controlling Person or such Controlled Affiliate; provided, that, each reference to a Controlling Person, Controlled Affiliate, director, officer, employee or agent in this definition pertains to a Controlling Person, Controlled Affiliate, director, officer, employee or agent involved in the negotiation of the Loan Documents or the syndication of the credit facility provided for herein.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
"Relevant Governmental Body" means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (1) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
"Removal Effective Date" has the meaning specified in Section 9.06(b).
"Reportable Compliance Event" means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with a Governmental Authority in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (b) any Covered Entity engages in a transaction that has caused any of the Lenders, the L/C Issuers, or the Administrative Agent to be in violation of any Anti-Terrorism Laws, including a Covered Entity's use of any proceeds of the Facilities to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; or (c) any Cash Collateral becomes Embargoed Property.
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
"Representatives" has the meaning specified in Section 6.13(a).
"Request for Credit Extension" means (a) with respect to a Committed Revolving Borrowing or a Term Borrowing, or a conversion or continuation of Committed Revolving Loans or Term Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Borrowing, a Swing Line Loan Notice.
"Required Lenders" means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.
"Required Revolving Lenders" means, at any time, Revolving Lenders having Total Revolving Credit Exposures representing more than fifty percent (50%) of the Total Revolving Credit Exposures of all Revolving Lenders. The Total Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided, that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.
"Resignation Effective Date" has the meaning specified in Section 9.06(a).
"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
"Responsible Officer" means, with respect to the Company or any Designated Borrower, (a) the chief executive officer, president, chief financial officer (or principal financial officer with similar responsibilities), treasurer, vice president, vice president of finance or general counsel of such party, (b) solely for purposes of the delivery of secretary and/or incumbency certificates, the secretary or any assistant secretary of such party and (c) solely for purposes of notices given pursuant to Article II, (i) any other officer or employee of such party so designated by any Responsible Officer of such party or the Borrowing Agent identified in clause (a) or clause (b) above in a notice to the Administrative Agent, or (ii) any other officer or employee of such party designated by the Borrowing Agent pursuant to an agreement between the Borrowing Agent and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Company or any Designated Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such party. To the extent requested by the Administrative Agent, each Responsible Officer of the Company and of each Designated Borrower will provide an incumbency certificate in form and substance reasonably satisfactory to the Administrative Agent.
"Revaluation Date" means (a) with respect to each Borrowing Tranche of a Term Rate Loan denominated in an Alternative Currency, (i) each date of a borrowing, renewal, and conversion pursuant to the terms of this Agreement and (ii) such additional dates as the Administrative Agent shall determine or the Required Revolving Lenders shall require; (b) with respect to each Borrowing Tranche of a Daily Rate Loan denominated in an Alternative Currency, each date such Daily Rate Loan is outstanding; and (c) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Revolving Lenders shall require.
"Revolving Commitment" means, as to each Revolving Lender, its obligation to (a) make Committed Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender's name on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
"Revolving Credit Exposure" means, as to any Revolving Lender at any time, the aggregate principal amount of such Revolving Lender's outstanding Committed Revolving Loans at such time, plus such Revolving Lender's participation in L/C Obligations at such time, plus such Revolving Lender's participation in Swing Line Loans at such time.
"Revolving Lender" means, at any time (a) so long as any Revolving Commitment is in effect, any Person that has a Revolving Commitment at such time, or (b) if the Aggregate Revolving Commitments have been terminated or have expired, any Person that has a Committed Revolving Loan or a participation in L/C Obligations or Swing Line Loans at such time.
"Revolving Maturity Date" means the date that is five (5) years after the Closing Date; provided that, if such date is not a Business Day, the Revolving Maturity Date shall be the next preceding Business Day.
"Revolving Note" means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Committed Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit D-1.
"Revolving Facility" means the revolving loan facility provided pursuant to Section 2.01(a), 2.03 and 2.04.
"RFR" means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, SONIA, (b) Euro, €STR, (c) Swiss Francs, SARON, and (d) Yen, TONAR.
"RFR Adjustment" means with respect to RFR Loans or Term RFR Loans, the adjustment set forth in the table below corresponding to such Alternative Currency for the corresponding Daily Simple RFR Option or Term RFR Option:

Currency	Adjustment to Daily Simple RFR	Adjustment to Term RFR
Euros	0.0456%	0.0456%
Sterling	0.0326%	0.0326%
Swiss Francs	-0.0571%	-0.0571%
Yen	-0.02923%	-0.02923%
"RFR Administrator" means the SONIA Administrator, the €STR Administrator, the TONAR Administrator or the SARON Administrator, as applicable.
"RFR Business Day" means as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Euro, a TARGET Day, (ii) Sterling, a day on which banks are open for general business in London, (iii) Swiss Francs, a day on which banks are open for the settlement of payments and foreign exchange transactions in Zurich, and (iv) Yen, a day on which banks are open for general business in Japan.
"RFR Day" has the meaning specified in the definition of "Daily Simple RFR."
"RFR Loan" means a Loan that bears interest at a rate based on Daily Simple RFR or, after the replacement of the then-current Benchmark for any Currency for all purposes hereunder or under any Loan Document with Term RFR pursuant to Section 3.03(d), Term RFR for such Currency, as the context may require.
"RFR Reserve Percentage" means as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the FRB (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to RFR Loans.
"S&P" means Standard & Poor's Financial Services LLC, a subsidiary of S&P Global Inc., or any successor or assignee of the business of such division in the business of rating debt.
"Sale and Leaseback Transaction" means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
"Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
"Sanctioned Jurisdiction" means (a) any country, territory, or region that is the subject of sanctions administered by OFAC or (b) any country, territory, or region to the extent that such country, territory or region itself is the subject of any other Sanction(s).
"Sanctioned Person" means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State ("State"), including by virtue of being (i) named on OFAC's list of "Specially Designated Nationals and Blocked Persons"; (ii) organized under the

Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union ("E.U."), including by virtue of being named on the E.U.'s "Consolidated list of persons, groups and entities subject to E.U. financial sanctions" or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom ("U.K."), including by virtue of being named on the "Consolidated List Of Financial Sanctions Targets in the U.K." or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Authority of a jurisdiction whose Laws apply to this Agreement.
"Sanction(s)" means any and all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government (including those administered or enforced by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, Her Majesty's Treasury of the United Kingdom, or other relevant sanctions authority.
"SARON" means a rate equal to the Swiss Average Rate Overnight as administered by the SARON Administrator.
"SARON Administrator" means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).
"SARON Administrator's Website" means SIX Swiss Exchange AG's website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.
"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
"Securitization Transaction" means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.
"SOFR" means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
"SOFR Adjustment" means ten (10) basis points (0.10%).
"SOFR Reserve Percentage" means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the FRB (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.
"SOFR-Based Rate" means SOFR or Term SOFR.
"Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.
"SONIA" means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.
"SONIA Administrator" means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
"SONIA Administrator's Website" means the Bank of England's website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
"Specified Indebtedness" has the meaning specified in the definition of "Consolidated Funded Indebtedness."
"Sterling" or "£" mean the lawful currency of the United Kingdom.
"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower (whether direct or indirect).
"Supported QFC" has the meaning specified in Section 10.22.
"Sustainability Certificate" means a certificate substantially in the form of Exhibit I, executed by a Responsible Officer (a) setting forth the Sustainability Rate Adjustment, the Sustainability Commitment Fee Adjustment and calculations in reasonable detail of the KPI Metrics, in each case, for the Reference Year covered thereby, (b) attaching a true and complete copy of the Borrower's Sustainability Report for the applicable Reference Year and (c) attaching a true and complete report of the Sustainability Metric Auditor, which report (i) measures, verifies, calculates and certifies each KPI Metric set forth in the Sustainability Certificate or the Sustainability Report, as applicable, for the applicable Reference Year and (ii) confirms that the Sustainability Metric Auditor is not aware of any modifications that should be made to such computations in order for them to be presented in all material respects in conformity with the ESG Standards.
"Sustainability Certificate Inaccuracy" has the meaning specified in Section 2.21(d).
"Sustainability Commitment Fee Adjustment" means, with respect to any Sustainability Certificate for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the sum of (a) the Greenhouse Gas Emissions Reduction Commitment Fee Adjustment Amount (whether positive, negative or zero), plus (b) the Inclusion Training Participation Percentage Commitment Fee Adjustment Amount (whether positive, negative or zero), in each case for such period.

"Sustainability Metric Auditor" means (1)(a) for the greenhouse gas emissions KPI Metric, Ruby Canyon Environmental, Inc. and (b) for the inclusion training participation KPI Metric, Apex Companies LLC; (2) any of Deloitte & Touche LLP, Ernst & Young LLP, KPMG LLP or PricewaterhouseCoopers LLP; or (3) a sustainability metric auditor as designated from time to time by the Borrower in consultation with the Administrative Agent; provided that such Sustainability Metric Auditor (a) shall be (i) a qualified external reviewer (other than an Affiliate of the Borrower) with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing or (ii) another firm designated by the Borrower and reasonably acceptable to the Administrative Agent and the Required Lenders, and (b) shall apply auditing standards and methodology that are the same as or substantially consistent with the auditing standards and methodology used in the Borrower's Sustainability Report for the 2022 Reference Year, except for any changes to such standards and/or methodology that (x) are consistent with then generally accepted industry standards or (y) if not so consistent, are proposed by the Borrower and approved by the Administrative Agent and the Required Lenders.
"Sustainability Modification Event" means (i) any acquisition, disposition, merger or similar transaction or series of related transactions consummated by the Borrower and its Subsidiaries whereby, as a result of the consummation of such transaction or series of related transactions, any of the KPI Metrics would reasonably be expected to be (as determined in good faith by the Borrower), or shall be, increased or decreased by 5.0% or more (on a consolidated basis) as compared to the KPI Metrics in effect immediately prior to the consummation of such transaction or (ii) any Change in Law applicable to any party hereto the result of which shall (A) prohibit or modify any sustainability calculation hereunder or cause any other violation of any sustainability provision hereunder, or impose or modify any reporting obligation in respect thereof, (B) cause the Borrower to fail to attain or maintain any KPI Metric or target or threshold with respect thereto or (C) prohibit or otherwise limit such party's ability to make or maintain the Loans hereunder after applying the sustainability provisions hereunder.
"Sustainability Pricing Adjustment Date" has the meaning specified in Section 2.21.
"Sustainability Rate Adjustment" with respect to any Sustainability Certificate for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the sum of (a) the Greenhouse Gas Emissions Reduction Applicable Rate Adjustment Amount (whether positive, negative or zero), plus (b) the Inclusion Training Participation Percentage Applicable Rate Adjustment Amount (whether positive, negative or zero), in each case for such period.
"Sustainability-Related Information" has the meaning specified in Section 5.16.
"Sustainability Report" means the annual non-financial disclosure report prepared in accordance with the ESG Standards publicly reported by the Borrower and published on an Internet or intranet website to which each Lender and the Administrative Agent have been granted access free of charge (or at the expense of the Borrower), it being understood and agreed that the relevant Sustainability Report shall be such disclosure report as in effect and available on the date of delivery of the applicable Sustainability Certificate.
"Sustainability Table" means the Sustainability Table set forth on Schedule 1.01.
"Sustainability Structuring Agent" means PNCCM.
"Sustainability Structuring Agent Resignation Effective Date" has the meaning specified in Section 9.06(e).

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
"Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.
"Swing Line Lender" means PNC Bank (or any of its designated branch offices or Affiliates) in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
"Swing Line Loan" has the meaning specified in Section 2.04(a).
"Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
"Swing Line Note" means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit D-2.
"Swing Line Sublimit" means an amount equal to the lesser of (a) $50,000,000.00, and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
"Swiss Franc" or "CHF" mean the lawful currency of Switzerland.
"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such

Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in Euros.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term Borrowing" means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(b).
"Term Commitment" means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender's name on Schedule 2.01, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Term Commitments in effect on the Closing Date is SEVEN HUNDRED FIFTY-FIVE MILLION and No/100 DOLLARS ($755,000,000.00).
"Term Facility" means, at any time, (a) prior to the funding of the Term Loans on the Closing Date, the aggregate principal amount of the Term Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.
"Term Lender" means, at any time, any Person that has a Term Commitment or that holds a Term Loan at such time.
"Term Loan" has the meaning specified in Section 2.01(b).
"Term Maturity Date" means the date that is five (5) years after the Closing Date; provided, that, if such date is not a Business Day, the Term Maturity Date shall be the next preceding Business Day.
"Term Note" means a promissory note made by the Borrower in favor of a Term Lender evidencing the Term Loan made by such Term Lender, substantially in the form of Exhibit D-3.
"Term Rate Loan" means a Loan that bears interest at a rate based on the Term SOFR Rate or Term RFR.
"Term Rate Loan Option" means the option of the Borrower to have Loans bear interest at a rate based on the Term SOFR Rate or Term RFR for the relevant Currency and under the terms specified for Term SOFR Rate Loans or Term RFR Loans denominated in such Currency, as applicable, in Section 2.08.
"Term RFR" means, with respect to Euros, Yen, Sterling and Swiss Francs for any Interest Period, a rate per annum determined by the Administrative Agent, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Term RFR Forward Looking Rate by dividing (the resulting quotient rounded upwards, at the Administrative Agent's discretion, to the nearest 1/100 of 1%) (a) the applicable Term RFR Forward Looking Rate by (b) a number equal to 1.00 minus the RFR Reserve Percentage; provided that, if the adjusted rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The adjusted Term RFR for each outstanding Term RFR Loan shall be adjusted automatically as of the effective date of any change in the RFR Reserve Percentage. The Administrative Agent shall give prompt notice to the Borrower of the adjusted Term RFR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
"Term RFR Forward Looking Rate" means, with respect to Euros, Yen, Sterling and Swiss Francs for any Interest Period, the forward-looking term rate for a period comparable to such Interest Period based on the RFR for such Currency that is published by an authorized benchmark administrator and is displayed on a screen or other information service, each as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of such Interest Period determined by the Administrative Agent.
"Term RFR Loan" means a Loan that bears interest at a rate based on Term RFR.
"Term RFR Notice" means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term RFR Transition Event.
"Term RFR Option" means the option of the Borrower to have Loans bear interest at a rate based on the Term RFR for the relevant Currency and under the terms specified for Term RFR Loans denominated in such Currency in Section 2.08.
"Term RFR Transition Date" means, in the case of a Term RFR Transition Event with respect to a relevant Alternative Currency, the date that is set forth in the Term RFR Notice provided to the Lenders and the Borrower pursuant to Section 3.03(d)(i)(2), which date shall be at least 30 (thirty) calendar days from the date of the Term RFR Notice, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after such Term RFR Notice is provided to the Lenders, written notice from Lenders comprising the Required Revolving Lenders of objection thereto.
"Term RFR Transition Event" means, with respect to Euros, Yen, Sterling and Swiss Francs for any Interest Period, the determination by the Administrative Agent that (a) the applicable Term RFR for such Currency is determinable for each Available Tenor, (b) the administration of such Term RFR is administratively feasible for the Administrative Agent, (c) the RFR Administrator publishes, publicly announces or makes publicly available that such Term RFR is administered in accordance with the IOSCO Principles, and (d) such Term RFR is used as a benchmark rate in at least five currently outstanding syndicated credit facilities denominated in the applicable Currency (and such syndicated credit facilities are identified and are publicly available for review).
"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
"Term SOFR Rate" means, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent's discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the "Term SOFR Determination Date") that is two (2) Business Days prior to the first day of such Interest Period, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the Floor, then the Term SOFR Rate shall be deemed to be the Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.
"Term SOFR Rate Loan" means a Loan that bears interest based on the Term SOFR Rate.
"Term SOFR Rate Option" means the option of the Borrower to have Loans bear interest at a rate based on the Term SOFR Rate and under the terms specified for Term SOFR Rate Loans in Section 2.08.
"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.
"Termination Date" means the date on which (a) all of the Commitments have expired or terminated, (b) all Loans and Obligations hereunder (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full, and (c) all Letters of Credit have expired or have been terminated (or have been Cash Collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer).
"Threshold Amount" means $100,000,000.
"TONAR" means a rate equal to the Tokyo Overnight Average Rate as administered by the TONAR Administrator.
"TONAR Administrator" means the Bank of Japan (or any successor administrator of the Tokyo Overnight Average Rate).
"TONAR Administrator's Website" means the Bank of Japan's website, currently at http://www.boj.or.jp, or any successor source for the Tokyo Overnight Average Rate identified as such by the TONAR Administrator from time to time.
"Total Credit Exposure" means, as to any Lender at any time, the unused Commitments of such Lender at such time, plus the Revolving Credit Exposure of such Lender at such time, plus the Outstanding Amount of the Term Loan of such Lender at such time.
"Total Revolving Credit Exposure" means, as to any Revolving Lender at any time, the unused Revolving Commitment of such Revolving Lender at such time, plus the Revolving Credit Exposure of such Revolving Lender at such time.
"Total Revolving Outstandings" means the aggregate Outstanding Amount of all Committed Revolving Loans, all Swing Line Loans and all L/C Obligations.
"Transactions" means (a) the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, (b) the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (c) the payment of any fees or expenses required to be paid or reimbursed on the Closing Date, and (d) the Closing Date Refinancing.
"Type" means, with respect to a Committed Revolving Loan or a Term Loan, whether the rate of interest on such Loan is determined by reference to (a) the Base Rate, (b) Term SOFR Rate, (c) prior to the Term RFR Transition Date with respect to Euros, Yen, Sterling and Swiss Francs, the Daily Simple RFR for such Currency or, on and after the Term RFR Transition Date with respect to any such Currency, the Term RFR for such Currency.
"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.
"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
"United States" and "U.S. " mean the United States of America.
"Unreimbursed Amount" has the meaning specified in Section 2.03(f).
"Unrestricted Cash" means any cash and Cash Equivalents of the Borrower (a) on which no Person has a Lien (other than Liens permitted under Section 7.01(j) or 7.01(aa)) maintained in domestic deposit accounts of the Borrower or its Subsidiaries and (b) that do not appear (or would not be required to appear) as "restricted" on a consolidated balance sheet of the Borrower (for the avoidance of doubt, excluding any cash held in segregated accounts for the benefit of third parties).
"U.S. Government Securities Business Day" means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
"U.S. Person" means any Person that is a "United States person" as defined in Section 7701(a)(30) of the Code.
"U.S. Special Resolution Regimes" has the meaning specified in Section 10.22.
"U.S. Tax Compliance Certificate" has the meaning specified in Section 3.01(e)(ii)(B)(III).
"Withholding Agent" means the Borrower and the Administrative Agent.
"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the
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Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the power under that Bail-In-Legislation that are related to or ancillary to any of those powers.
"Yen" or "¥" mean the lawful currency of Japan.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced, including by way of any supplement or joinder agreement (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, modifications, extensions, replacements or refinancings set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, restated, amended and restated, modified or supplemented from time to time, (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) definitions given in singular form shall, when used in their plural form, mean a collective reference to each such person, place or thing and definitions given in plural form shall, when used in their singular form, mean an (or the applicable) individual person place or thing among the group of persons, places or things defined.
(b)    In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made: (i) without giving effect to any election under Accounting Standards Codification 825 (or any other Financial Accounting Standard or Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at "fair value," as defined therein; and (ii) without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842) (and, for the avoidance of doubt, (x) the terms "operating lease," "capital lease" and "Capitalized Lease Obligation" shall be interpreted without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), and (y) the amount of Consolidated Total Assets at any time shall be determined without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842)); provided, that, for purposes of this clause (ii), in connection with the computation of any amount or ratios referred to herein, the Borrower shall provide to the Administrative Agent financial statements and other customary documentation as may reasonably be requested by the Administrative Agent or any Lender to reconcile calculations of such amount or ratio with the financial statements delivered by the Borrower pursuant to Section 6.01(a) or Section 6.01(b).
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement (without the payment of any amendment or similar fee) to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrower shall provide to the Administrative Agent (for distribution to the Lenders) financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each material variable interest entity that the Borrower is required to consolidate pursuant to FASB Accounting Standards Codification 810 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
(d)    Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of financial ratios and tests or the financial covenant in Section 7.07 (including for purposes of determining the Applicable Rate) for any period shall be made on a Pro Forma Basis with respect to (i) any Disposition of all of the Equity Interests of, or all or substantially all of the assets of, a Subsidiary, occurring during such period, (ii) any Disposition of a line of business or division of the Borrower or any Subsidiary occurring during such period, (iii) any Acquisition consummated in such period, and (iv) the incurrence of any Indebtedness in such period.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    Timing of Payment or Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of "Interest Period") or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest or fees, interest or fees thereon shall be payable for the period of such extension.
1.08    Benchmark Replacement Notification. Section 3.03(d) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate, Daily Simple RFR or Term RFR for any applicable Currency is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR or Term RFR for any applicable Currency, or with respect to any alternative or successor rate thereto, or replacement rate therefor.
1.09    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent or the L/C Issuers, as applicable, shall determine the Dollar Equivalent amounts of Loans and Letters of Credit denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of the Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.
(b)    Wherever in this Agreement in connection with the initial advance, or the conversion, continuation or prepayment, of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in

Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (the resulting quotient rounded upwards, at the Administrative Agent's discretion, to the nearest 1/100 of 1%), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing financial statements, calculating financial covenants, and determining compliance with covenants expressed in Dollars, Alternative Currencies shall be converted into Dollars in accordance with GAAP.
ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS
2.01    Loans.
(a)    Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving loans (each such loan, a "Committed Revolving Loan") to the Borrower in Dollars or an Alternative Currency from time to time, on any Business Day during the Availability Period for the Aggregate Revolving Commitments, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender's Revolving Commitment; provided, that, after giving effect to any Committed Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Revolving Lender's Revolving Commitment, and (iii) the aggregate amount of all Loans denominated in an Alternative Currency shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Lender's Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Committed Revolving Loans may be Daily Rate Loans or Term Rate Loans, as further provided herein; provided, that, all Committed Revolving Borrowings made on the Closing Date shall be made as Base Rate Loans, unless the Borrower submits a funding indemnity letter, in form and substance satisfactory to the Administrative Agent, at least three (3) Business Days prior to the Closing Date, for any Daily Rate Loans or Term Rate Loans requested to be made in Dollars on the Closing Date or at least four (4) Business Days prior to the Closing Date, for any Daily Rate Loans or Term Rate Loans requested to be made in Alternative Currencies on the Closing Date.
(b)    Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan (each such loan, a "Term Loan") to the Borrower in Dollars on the Closing Date, in an aggregate amount not to exceed such Term Lender's Term Commitment. Each Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Term Borrowings repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Term SOFR Rate Loans, as further provided herein; provided that any Term Loans made on the Closing Date shall be Base Rate Loans unless the Administrative Agent receives the funding indemnity letter within the time period required Section 2.01(a).
2.02    Committed Revolving Borrowings and Term Borrowing; Conversions and Continuations of Committed Revolving Loans and Term Loans.
(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone or a Loan Notice; provided, that, any telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice, appropriately completed and signed by a Responsible Officer. Each Loan Notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, or of any conversion to or continuation of, Term SOFR Rate Loans or of any conversion of Term SOFR Rate Loans to Base Rate Loans, (ii) four (4) Business Days prior to the requested date of (x) any Borrowing of or conversion to any RFR Loan denominated in Alternative Currencies or (y) any Borrowing of, conversion to or continuation of any Term RFR Loan denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, that, if the Borrower wishes to request Term RFR Loans having an Interest Period other than one (1), three (3) or six (6) months in duration as provided in the definition of "Interest Period," the applicable Loan Notice must be received by the Administrative Agent not later than 1:00 p.m. (x) four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation if such Borrowing is denominated in Dollars or (y) five (5) Business Days prior to the requested date of such Borrowing, conversion or continuation if such Borrowing is denominated in an Alternative Currency, whereupon, in each case, the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of the Appropriate Lenders. Not later than 1:00 p.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders. Each Borrowing of, and any conversion to, Daily Rate Loans (other than Base Rate Loans), and each Borrowing of, and any conversion to or continuation of, Term Rate Loans, shall be (I) if denominated in Sterling, in a principal amount of £5,000,000 or a whole multiple of £1,000,000 in excess thereof, (II) if denominated in Euros, in a principal amount of €5,000,000 or a whole multiple of €1,000,000 in excess thereof, (III) if denominated in Yen, in a principal amount of ¥600,000,000 or a whole multiple of ¥100,000,000 in excess thereof, (IV) if denominated in Swiss Francs, in a principal amount of CHF5,000,000 or a whole multiple of CHF1,000,000 in excess thereof, and (V) if denominated in any other Currency, in a Dollar Equivalent principal amount of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof. Except as provided in Sections 2.03(f) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (A) the name of the applicable Borrower, (B) the applicable Borrowing Tranche, (C) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term Rate Loans, (D) the requested date of the Borrowing, or the applicable conversion or continuation, as the case may be (which shall be a Business Day), (E) the principal amount of Loans to be borrowed, converted or continued, (F) the Type of Loans to be borrowed or to which existing Loans are to be converted, (G) if applicable, the duration of the Interest Period with respect thereto, and (H) if a Designated Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term Rate Loans, the amount thereof being requested by a Designated Borrower. With respect to any Loan denominated in Dollars or an Alternative Currency with respect to which the Term RFR Transition Event has occurred, if the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, converted to or continued as, Term Rate Loan denominated in the relevant Currency with an Interest Period of one (1) month. Any such automatic continuation of Term Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. If the Borrower fails to specify a Currency, it will be deemed to have specified Dollars. The Borrower may not request that a Loan denominated in any Currency be converted into a Loan denominated in a different Currency.

(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall promptly notify each Appropriate Lender of the details of any conversion to or automatic continuation of Term Rate Loans described in the preceding subsection. In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds in the requested Currency (in the case of Alternative Currency Loans, in Dollars if so requested by the Administrative Agent) at the Administrative Agent's Office not later than 3:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, in the case of the funding of any Loans on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of PNC Bank with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)    Except as otherwise provided herein, a Term Rate Loan may be continued or converted only on the last day of an Interest Period for such Term Rate Loan. Whenever a Term Rate Loan is continued at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day. During (i) the continuance of an Event of Default under Section 8.01(a), (f), or (g), or (ii) solely to the extent requested by the Required Lenders, during the continuance of any other Event of Default, (x) no Loans may be requested as, converted to or continued as Term Rate Loans or Daily Simple RFR Loans and (y) all existing Loans (i) denominated in Dollars bearing interest at the Term SOFR Rate shall be converted immediately to Base Rate Loans and (ii) denominated in an Alternative Currency shall either (A) (I) in relation to Term Rate Loans, be converted immediately to Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period therefor; and (II) in relation to Daily Simple RFR Loans, be converted immediately to Base Rate Loans (in an amount equal to the Dollar Equivalent of such Alternative Currency) or (B) in relation to Term Rate Loans, be prepaid at the end of the applicable Interest Period in full, subject to the obligation of the Borrower to pay any additional amounts required pursuant to Section 3.05 in connection with such conversion, in each case without the consent of the Required Lenders (in the case of any Loans denominated in Dollars) or the Required Revolving Lenders (in the case of any Loans denominated in an Alternative Currency).
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders in writing of the interest rate applicable to any Interest Period for Term Rate Loans upon determination of such interest rate.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Term Rate Loans.
(f)    Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or any portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
(g)    Notwithstanding anything to the contrary in this Agreement, this Section 2.02 shall not apply to Swing Line Loans.

2.03        Letters of Credit    . (a)    General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request any L/C Issuer, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.03, to issue, at any time and from time to time during the Availability Period for the Aggregate Revolving Commitments, Letters of Credit denominated in Dollars for its own account or the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and such L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Aggregate Revolving Commitments.
(b)    Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer selected by it and to the Administrative Agent not later than 1:00 p.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. The Borrower shall submit a Letter of Credit Application and, if requested by the applicable L/C Issuer, a reimbursement agreement on such L/C Issuer's standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application, reimbursement agreement or other Issuer Document submitted by the Borrower to, or entered into by the Borrower with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
If the Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided, that, any such Auto-Extension Letter of Credit shall permit such L/C Issuer to prevent any such extension at least once in each twelve (12)-month period (commencing with the date of issuance of such Letter of Credit) by giving prior written notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve (12)-month period to be agreed upon by the Borrower and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that, such L/C Issuer shall not (i) permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one (1) year from the then-current expiration date), or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension, or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
(c)    Limitations on Amounts, Issuance and Amendment.
(i)    A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal, (i) unless otherwise agreed by the applicable L/C Issuer in its sole discretion, the aggregate amount of the outstanding Letters of Credit issued by such L/C Issuer shall not exceed such L/C Issuer's L/C Commitment, (ii) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (iii) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Revolving Lender's Revolving Commitment, and (iv) the Total Revolving Credit Exposures of all Revolving Lenders shall not exceed the Aggregate Revolving Commitments.
(ii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it; (B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally; (C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $250,000; (D) any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Revolving Lender to eliminate such L/C Issuer's actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or (E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iii)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(d)    Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve (12) months after the then current expiration date of such Letter of Credit), and (ii) the Letter of Credit Expiration Date.

(e)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Lenders, such L/C Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Revolving Lender's Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable L/C Issuer, such Revolving Lender's Applicable Revolving Percentage of the amount of each L/C Disbursement made by an L/C Issuer and not reimbursed by the Borrower on the date due as provided Section 2.03(f), or of any reimbursement payment required to be refunded to the Borrower for any reason, including the Revolving Maturity Date. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Revolving Commitments, and that any such payment made pursuant to Section 2.03(f) shall be made without any offset, abatement, withholding or reduction whatsoever.
Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Revolving Lender's Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Revolving Lender's Revolving Commitment is amended pursuant to this Agreement, as a result of an assignment in accordance with Section 10.06 or otherwise.
(f)    Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 3:00 p.m. on the Business Day immediately following the day that the Borrower receives notice of such L/C Disbursement; provided, that, if such L/C Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein (but without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Swing Line Loans), request in accordance with Section 2.02 or Section 2.04 that such payment be financed with a Committed Revolving Borrowing of Base Rate Loans or a Swing Line Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Committed Revolving Borrowing of Base Rate Loans or Swing Line Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the "Unreimbursed Amount") and such Revolving Lender's Applicable Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Percentage of the Unreimbursed Amount, in the same manner as provided in Section 2.02(b) with respect to Committed Revolving Loans made by such Revolving Lender (and Section 2.02(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.03(f), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the Revolving Lenders have made payments pursuant to this Section 2.03(f) to reimburse such L/C Issuer, then to such Revolving Lenders and such L/C Issuer as their interests may appear. Any payment made by a Revolving Lender pursuant to this Section 2.03(f) to reimburse an L/C Issuer for any L/C Disbursement shall not constitute a

Committed Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.
If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(f), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender's L/C Advance in respect of the relevant L/C Disbursement. A certificate of any L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(f) shall be conclusive absent manifest error.
(g)    Obligations Absolute. The Borrower's obligation to reimburse L/C Disbursements as provided in Section 2.03(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of: (i) any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein; (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) waiver by any L/C Issuer of any requirement that exists for such L/C Issuer's protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower; (v) honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft; (vi) any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable; (vii) payment by the applicable L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder (other than the defense of payment or performance).
The Borrower shall, promptly following the receipt thereof, examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.
None of the Administrative Agent, any Lender, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided, that, the foregoing shall not be construed to excuse an L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that: (A) an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation; (B) an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit; (C) an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and (D) this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, none of the Administrative Agent, any Lender, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (1) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (2) an L/C Issuer declining to take-up documents and make payment (x) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor, or (y) following a Borrower's waiver of discrepancies with respect to such documents or request for honor of such documents, or (3) an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer.
(h)    Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued by it, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer's rights and remedies against the Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(i)    Act on Behalf of Lenders. Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.
(j)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.16, with its Applicable Revolving Percentage a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Maturity Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, upon the occurrence of an Event of Default and during the continuance thereof, all Letter of Credit Fees shall accrue at the Default Rate.
(k)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable no later than the tenth (10th) Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(l)    Disbursement Procedures. Each L/C Issuer shall, with respect to any Letter of Credit issued by such L/C Issuer, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided, that, any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such L/C Issuer and the Revolving Lenders with respect to any such L/C Disbursement.
(m)    Interim Interest. If any L/C Issuer shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided, that, if the Borrower fails to reimburse such L/C Disbursement when due pursuant to Section 2.03(f), then Section 2.08(b) shall apply. Interest accrued pursuant to this Section 2.03(m) shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.03(f) to reimburse such L/C Issuer shall be for account of such Revolving Lender to the extent of such payment.
(n)    Replacement of any L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(j) and Section 2.03(k). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter, and (ii) references herein to the term "L/C Issuer" shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(o)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of the Borrower. The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.
(p)    Letter of Credit Reports. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a report, in form and substance reasonably satisfactory to the Administrative Agent, as set forth below: (i) reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed); (ii) on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment; (iii) by no later than the fifth (5th) Business Day of each calendar month, information (including the amount, beneficiary and expiry date) with respect to each Letter of Credit issued by such L/C Issuer and outstanding as of such date; (iv) on each date that an L/C Credit

Extension occurs or there is any expiration, cancellation and/or disbursement, in each case, with respect to any Letter of Credit issued by such L/C Issuer, information as to such L/C Credit Extension or expiration, cancellation or disbursement, as applicable; and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer.
(q)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.04 Swing Line Loans.
~~.~~
(a)    The Swing Line. Subject to the terms and conditions set forth herein, after the Closing Date, the Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a "Swing Line Loan") to the Borrower in Dollars from time to time on any Business Day during the Availability Period for the Aggregate Revolving Commitments in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, that, (i) after giving effect to any Swing Line Loan, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) after giving effect to any Swing Line Loan, the Revolving Credit Exposure of any Revolving Lender shall not exceed such Revolving Lender's Revolving Commitment, (iii) after giving effect to any Swing Line Loan, the sum of (without duplication) (A) the Revolving Credit Exposure of the Swing Line Lender, plus (B) the Outstanding Amount of all Swing Line Loans, shall not exceed the Swing Line Lender's Revolving Commitment, (iv) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (v) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest at the rate per annum specified in Section 2.08(a)(iii). Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender's Applicable Revolving Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone or by a Swing Line Loan Notice; provided, that, any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer. Each Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested Borrowing Date (or such later time as shall be acceptable to the Administrative Agent and the Swing Line Lender in their sole discretion), and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested Borrowing Date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of the Required Lenders) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the Borrowing Date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Committed Revolving Loan that is a Base Rate Loan in an amount equal to such Revolving Lender's Applicable Revolving Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Committed Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Committed Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Committed Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender's Committed Revolving Loan included in the relevant Committed Revolving Borrowing or funded participation in the relevant Swing Line

Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Revolving Lender's obligation to make Committed Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Revolving Lender's obligation to make Committed Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the Termination Date.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Committed Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender's Applicable Revolving Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05    Prepayments.
(a)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Revolving Loans and/or Term Loans in whole or in part without premium or penalty; provided, that, except as otherwise agreed by the Administrative Agent in its sole discretion, (i) such notice must be in the form of a Notice of Loan Prepayment and be received by the Administrative Agent not later than 1:00 p.m. (A) three

(3) Business Days prior to any date of prepayment of Term SOFR Rate Loans, (B) four (4) Business Days prior to the date of prepayment of any Daily Simple RFR Loan or any Term RFR Loan denominated in Alternative Currencies and (C) on the date of prepayment of Base Rate Loans, (ii) any prepayment of Daily Simple RFR Loans shall be in a Dollar Equivalent principal amount of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof, (iii) any prepayment of Term Rate Loans shall be in a Dollar Equivalent principal amount of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof, and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each Notice of Loan Prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each Notice of Loan Prepayment, and of the amount of such Lender's Applicable Percentage of such prepayment. If a Notice of Loan Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such Notice of Loan Prepayment shall be due and payable on the date specified therein; provided, that, a Notice of Loan Prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Term Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Except as provided in Section 3.03 and subject to Section 2.20, if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied, after giving effect to the allocations in the preceding sentence, first to Loans (including Swing Line Loans) to which the Base Rate Option applies, then to other Loans denominated in Dollars, then to Loans subject to the Term RFR Option denominated in an Alternative Currency, then to Loans subject to Daily Simple RFR denominated in an Alternative Currency. Each prepayment of Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments of the Term Loan as directed by the Borrower (or, in the absence of direction by the Borrower, such prepayment of Term Loans shall be applied to the principal repayment installments of the Term Loans in direct order of maturity). Subject to Section 2.16, each such prepayment shall be applied to the Committed Revolving Loans or Term Loans, as applicable, of the Lenders in accordance with their respective Applicable Percentages.
(b)    The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that, except as otherwise agreed by the Swing Line Lender in its sole discretion, (i) such notice must be in the form of a Notice of Loan Prepayment and be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each Notice of Loan Prepayment shall specify the date and amount of such prepayment. If a Notice of Loan Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, a Notice of Loan Prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(c)    If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall, within one (1) Business Day of receipt of written notice from the Administrative Agent, prepay Committed Revolving Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, that, the Borrower shall not be required to Cash

Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless, after the prepayment in full of the Committed Revolving Loans and Swing Line Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.
(d)    If the Administrative Agent notifies the Borrower at any time that the Dollar Equivalent of the aggregate amount of all Committed Revolving Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the lesser of (i) the Alternative Currency Sublimit and (i) the Aggregate Revolving Commitments, then within two (2) Business Days after receipt of such notice, the Borrower shall prepay Committed Revolving Loans in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the lesser of subclauses (i) and (ii) above.
(e)    All prepayments required pursuant to this Section 2.05(c) or 2.05(d) shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option (other than in the case of Section 2.05(d)), then to other Loans denominated in Dollars (other than in the case of Section 2.05(d)), then to Loans subject to the Term RFR Option denominated in an Alternative Currency, then to Loans subject to Daily Simple RFR denominated in an Alternative Currency. In accordance with Section 3.05, the Borrower shall promptly compensate the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Term Rate Option on any day other than the last day of the applicable Interest Period.
2.06    Termination or Reduction of Commitments.
(a)    The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided, that, except as otherwise agreed by the Administrative Agent in its sole discretion, (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of such termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, as applicable, shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any notice delivered by the Borrower pursuant to this Section 2.06(a) may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Revolving Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
(b)    The aggregate Term Commitments shall be automatically and permanently reduced to zero upon the funding of the Term Loans on the Closing Date.
2.07    Repayment of Loans. Unless accelerated sooner pursuant to Section 8.02:

(a)    The Borrower shall repay to the Revolving Lenders on the Revolving Maturity Date the aggregate principal amount of all Committed Revolving Loans outstanding on such date.
(b)    The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Swing Line Loan is made, and (ii) the Revolving Maturity Date. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swing Line Lender, the Borrower shall repay the outstanding Swing Line Loans made by the Swing Line Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swing Line Loans.
(c)    The Borrower shall repay to the Term Lenders on the Term Maturity Date the aggregate principal amount of all Term Loans outstanding on such date.
2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b), (i) each Term SOFR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR Rate for such Interest Period plus the SOFR Adjustment plus the Applicable Rate; (ii) each Term RFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the applicable Term RFR for such Interest Period plus the applicable RFR Adjustment plus the Applicable Rate; (iii) each Daily Simple RFR Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the applicable Daily Simple RFR plus the applicable RFR Adjustment plus the Applicable Rate and (iv) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (v) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.
(b)    (i) If any Event of Default has occurred and is continuing under Section 8.01(a), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(iii)    The Borrower acknowledges that the increase in rates referred to in this Section 2.08(b) reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    With respect to the Term SOFR Rate, Daily Simple RFR or Term RFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.
2.09    Fees. In addition to certain fees described in Sections 2.03(j) and (k):
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee (the "Commitment Fee") equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Committed Revolving Loans, plus (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the Availability Period for the Aggregate Revolving Commitments, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Aggregate Revolving Commitments. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Other Fees.
(i)    The Borrower shall pay to each Arranger and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Borrower shall pay to the Arrangers and the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Daily SOFR Rate) shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365) day year or a three hundred sixty-six (366) day year), except that interest on Loans denominated in Alternative Currencies as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Administrative Agent reasonably determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate, and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall promptly and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, the applicable L/C Issuers or the Swing Line Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03, Section 2.08(b) or under Article VIII. The Borrower's obligations under this paragraph shall survive the Termination Date.
2.11    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the written request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note or Notes, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent's Clawback.
(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office (i) except with respect to principal and interest on Loans denominated in an Alternative Currency, in Dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein or (ii) for amounts denominated in an Alternative Currency, in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent. All payments received by the Administrative Agent after the deadlines set forth in the immediately preceding sentence shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. The Administrative Agent will promptly distribute to each Appropriate Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with (x) banking industry rules on interbank compensation in the case of Base Rate Loans and (y) market practice in the case of Alternative Currencies, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, (x) the interest rate applicable to Base Rate Loans if such amount was denominated in Dollars and (y) an interest rate in accordance with market practice if such amount was denominated in an Alternative Currency. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowing Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14    Incremental Loans.
(a)    Request for Incremental Loan Commitments. Upon notice to the Administrative Agent (which shall promptly notify the Lenders), at any time prior to the Maturity Date (or, in the case of any Incremental Revolving Credit Increase, prior to the Revolving Maturity Date), the Borrowing Agent may request the establishment of (x) one or more incremental term loan commitments (any such incremental term loan commitment, an "Incremental Term Loan Commitment") to make one or more additional term loans (any such additional term loan, an "Incremental Term Loan"), and/or (y) one or more increases in the Revolving Commitments (any such increase, an "Incremental Revolving Commitment" and, together with the Incremental Term Loan Commitments, the "Incremental Loan Commitments") to make revolving credit loans under the Revolving Facility (any such increase, an "Incremental Revolving Credit Increase" and, together with the Incremental Term Loans, the "Incremental Loans"); provided that (I) the total aggregate principal amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed the Incremental Amount, and (II) unless otherwise agreed by the Administrative Agent in its sole discretion, any such request for Incremental Loan Commitments shall be in a minimum principal amount of $10,000,000 and in $1,000,000 increments in excess thereof or, if less, the remaining amount permitted pursuant to the foregoing clause (I); provided, further, that
(i)    in the case of any Incremental Term Loan Commitments:
(1)    the proceeds of the Incremental Term Loans made pursuant thereto shall be for lawful corporate purposes not in contravention of any applicable Law or of any Loan Document, subject to such other limitations, if any, regarding the use of proceeds, as may be agreed between the Borrower and the Incremental Lenders providing such Incremental Term Loan Commitments;
(2)    the Incremental Term Loans made pursuant thereto will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity (as reasonably determined by the Administrative Agent) of the initial Term Loans or a maturity date earlier than the Term Maturity Date,
(3)    the Applicable Rate and pricing grid, if applicable, and SOFR Adjustment, for such Incremental Term Loan shall be determined by the applicable Incremental Lenders and the Borrower on the applicable Increase Effective Date (and any technical, administrative or operational matters with respect thereto shall be reasonably acceptable to the Administrative Agent); and
(4)    except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the initial Term Loans, shall be reasonably satisfactory to the Administrative Agent and the Borrower (provided that such other terms and conditions, taken as a whole, shall not be materially more favorable to the Lenders under any Incremental Term Loans than such other terms and conditions, taken as a whole, under the initial Term Loans);
(ii)    in the case of any Incremental Revolving Credit Increase:
(1)    such Incremental Revolving Credit Increase shall be part of the Revolving Facility, shall mature on the Revolving Maturity Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Facility, and shall otherwise be subject to the same terms and conditions as the Revolving Facility;
(2)    any Incremental Lender making any Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Lenders under the Revolving Facility and (unless otherwise agreed by the applicable Incremental Lenders; provided that no such agreement shall allow the Revolving Commitments with respect to the Incremental Revolving Credit Increase to be terminated prior to termination of the existing Revolving Commitments) each Committed Revolving Loan funded by an Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the existing Committed Revolving Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and
(3)    the outstanding Committed Revolving Loans and ratable shares of Swing Line Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Lenders to the Revolving Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Applicable Percentages (and the Lenders to the Revolving Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required.
Each such notice shall specify the date on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which, unless otherwise agreed to by the Administrative Agent, shall be a date not less than twenty (20) Business Days after the date on which such notice is delivered to Administrative Agent. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders), and the Borrower may also invite prospective lenders to respond.
(b)    Lender Elections. Each Lender shall notify the Administrative Agent within the time period specified in Section 2.14(a) whether or not it agrees to provide any Incremental Loan Commitment (which decision shall be made in the sole discretion of each Lender) and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested Incremental Loan Commitments. Any Lender not responding within such time period shall be deemed to have declined to provide any of the requested Incremental Loan Commitments. Each prospective lender shall notify the Administrative Agent within such time period whether or not it agrees to provide any portion of the requested Incremental Loan Commitments and, if so, in what amount. Any prospective lender not responding within such time period shall be deemed to have declined to provide any portion of the requested Incremental Loan Commitments.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders' and prospective lenders' responses to each request made hereunder. To achieve the full amount of any requested Incremental Loan Commitments and subject to the approval of the Administrative Agent and, in the case of any Incremental Revolving Credit Increase, each L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld or delayed), the Borrower may also invite additional Eligible Assignees to become Lenders. If any prospective lender agrees to provide any portion of the requested Incremental Loan Commitments (any such prospective lender, an "Additional Lender"), such Additional Lender shall become a Lender hereunder pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.
(d)    Effective Date and Allocations. If any Incremental Loan Commitments are provided in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such Incremental Loan Commitments which, for any existing Lender providing an Incremental Loan Commitment, need not be ratable in accordance with its Applicable Percentage prior to the effectiveness of such Incremental Loan Commitments. The Administrative Agent shall promptly notify the Borrower and the Lenders in writing of the final allocation of such Incremental Loan Commitments and the Increase Effective Date.
(e)    Conditions to Effectiveness of Incremental Loan Commitments. As conditions precedent to any such Incremental Loan Commitments, the Borrower shall (i) pay any fees agreed to in connection therewith, (ii) deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date signed by a Responsible Officer (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such Incremental Loan Commitments, (B) demonstrating that, upon giving effect to any such Incremental Loan Commitments on a Pro Forma Basis (and assuming for such calculation that such Incremental Loan Commitments are fully drawn), the Borrower would be in compliance with the Consolidated Leverage Ratio as of the end of the most recent fiscal quarter for which the Borrower was required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b), and (C) certifying that, before and after giving effect to such Incremental Loan Commitments, the making of any Incremental Loans pursuant thereto, (1) no Default exists, and (2) the representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects (unless already qualified by materiality or "Material Adverse Effect," in which case they shall be true and correct in all respects), on and as of the relevant Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless already qualified by materiality or "Material Adverse Effect," in which case they shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.14(e)(ii)(C)(2), the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, (iii)(A) deliver to the Administrative Agent such Organization Documents and legal opinions as may be reasonably requested by the Administrative Agent or any Lender in connection with such Incremental Loan Commitments, (B) provide to the Administrative Agent and the Lenders the documentation and other information reasonably requested by the Administrative Agent and the Lenders as required by United States regulatory authorities under applicable "know your customer" and anti-money-laundering rules and regulations, including the PATRIOT Act, and (C) provide to the Administrative Agent and each Lender, to the extent reasonably requested by the Administrative Agent or such Lender, a Certificate of Beneficial Ownership in relation to the Borrower, and (iv) in the case of any Incremental Revolving Credit Increase, prepay any Committed Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Revolving Loans ratable with any revised Revolving Commitments arising from any nonratable increase in the Aggregate Revolving Commitments pursuant to this Section 2.14.
(f)    Conflicting Provisions. This Section 2.14 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.
2.15    Cash Collateral.

(a)    Certain Credit Support Events. If (i) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iii) there shall exist any Fronting Exposure, the Borrower shall immediately (in the case of clause (ii) above) or within one (1) Business Day (in all other cases) following any written request by the Administrative Agent or the applicable L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at PNC Bank. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.05, 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other Obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other Obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vii))), or (ii) the determination by the Administrative Agent or the applicable L/C Issuer, as applicable, that there exists excess Cash Collateral; provided, that, the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other Obligations.
2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of "Required Lenders" and Section 10.01.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers' Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement, and (y) Cash Collateralize the L/C Issuers' future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Non-Defaulting Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Non-Defaulting Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Commitments hereunder without giving effect to Section 2.16(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (b) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender's Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Revolving Commitment. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, then, within one (1) Business Day following notice by the Administrative Agent, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender's Fronting Exposure, and (y) second, Cash Collateralize the L/C Issuers' Fronting Exposure in accordance with the procedures set forth in Section 2.15.
(b)    Defaulting Lender Cure. If the Borrowing Agent, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
2.17    Extension of Revolving Maturity Date.
(a)    Requests for Extension. The Borrowing Agent may, no more than two (2) times during the term of this Agreement, by notice to the Administrative Agent (which notice shall be promptly delivered by the Administrative Agent to each Revolving Lender), no earlier than sixty (60) days and no later than thirty (30) days prior to any anniversary of the Closing Date (each such anniversary date, an "Anniversary Date"), request that each Revolving Lender extend the Revolving Maturity Date then applicable to such Revolving Lender's Revolving Commitment (the Revolving Maturity Date then applicable to such Revolving Lender's Revolving Commitment being such Lender's "Current Revolving Maturity Date") for one (1) year.
(b)    Revolving Lender Elections to Extend. Each Revolving Lender, acting in its sole discretion, shall, by notice to the Administrative Agent given promptly after such Revolving Lender's receipt of a notice of request for extension delivered by the Borrower pursuant to Section 2.17(a) and, in any event, no later than fifteen (15) days prior to the applicable Anniversary Date (such date, with respect to any Anniversary Date, the "Notice Date"), advise the Administrative Agent whether or not such Revolving Lender agrees to such extension (each Revolving Lender that determines not to so extend such Revolving Lender's Current Revolving Maturity Date being referred to herein as a "Non-Extending Lender"); provided, that, any Revolving Lender that does not so advise the Administrative Agent on or before the Notice Date for the applicable Anniversary Date shall be deemed to be a Non-Extending Lender. The election of any Revolving Lender to agree to such extension shall not obligate any other Revolving Lender to so agree. For the avoidance of doubt, each Non-Extending Lender shall be required to maintain its original Revolving Commitment pursuant to the terms and conditions contained herein to and including such Revolving Lender's Current Revolving Maturity Date (without giving effect to such extension).
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Borrowing Agent of each Revolving Lender's determination under Section 2.17(b) no later than the date ten (10) days prior to the applicable Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)    Minimum Extension Requirement. If (and only if) the aggregate amount of the Revolving Commitments of the Revolving Lenders that have agreed to so extend their Current Revolving Maturity Dates (each, an "Extending Lender") shall be more than fifty percent (50%) of the Aggregate Revolving Commitments in effect immediately prior to the applicable Anniversary Date, then, subject to the satisfaction of the conditions set forth in Section 2.17(f), effective as of the applicable Anniversary Date, the Current Revolving Maturity Date shall be extended to the date falling one (1) year after such Revolving Lender's Current Revolving Maturity Date (except that, if such date is not a Business Day, such Revolving Maturity Date as so extended shall be the next preceding Business Day).
(e)    Replacement of Non-Extending Lenders. Subject to the satisfaction of the minimum extension requirement in Section 2.17(d) and the other conditions to the effectiveness of any such extension set forth in Section 2.17(f), the Borrower shall have the right (but not the obligation), in its sole discretion, to, no later than the date that occurs sixty (60) days following the applicable Anniversary Date, elect to replace any Non-Extending Lender pursuant to Section 10.13 by causing such Non-Extending Lender to assign and delegate, without recourse, its interests, rights and obligations as a Revolving Lender to one or more existing Revolving Lenders or Eligible Assignees (provided, that, the applicable existing Revolving Lender or Eligible Assignee agrees to the extension of the Current Revolving Maturity Date as requested by the Borrower).
(f)    Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Current Revolving Maturity Date pursuant to this Section 2.17 shall not be effective with respect to any Extending Lender unless, on the applicable Anniversary Date, the Borrower shall (i) pay any fees agreed to in connection therewith, (ii) deliver to the Administrative Agent a certificate of the Borrower dated as of the applicable Anniversary Date signed by a Responsible Officer (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension, and (B) certifying that, before and after giving effect to such extension, (1) no Default exists, and (2) the representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects (unless already qualified by materiality or "Material Adverse Effect," in which case they shall be true and correct in all respects), on and as of the date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless already qualified by materiality or "Material Adverse Effect," in which case they shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.17(f)(ii)(B)(2), the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, and (iii)(A) deliver to the Administrative Agent such Organization Documents and legal opinions as may be reasonably requested by the Administrative Agent or any Lender in connection with such extension, (B) provide to the Administrative Agent and the Lenders the documentation and other information reasonably requested by the Administrative Agent and the Lenders as required by United States regulatory authorities under applicable "know your customer" and anti-money-laundering rules and regulations, including the PATRIOT Act, and (C) provide to the Administrative Agent and each Lender, to the extent reasonably requested by the Administrative Agent or such Lender, a Certificate of Beneficial Ownership in relation to the Borrower.
(g)    Conflicting Provisions. This Section 2.17 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.
2.18    Designated Borrowers. So long as no Default has occurred and is continuing, and subject to the satisfaction of the terms and conditions set forth in this Section 2.18 and in Section 4.03, the Company may at any time and from time to time, upon not less than fifteen (15) Business Days' notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any wholly-owned Domestic Subsidiary or any wholly-owned Foreign Subsidiary organized or incorporated in an Eligible Foreign Jurisdiction as a Designated Borrower to receive Committed Revolving Loans and L/C Extensions hereunder by delivery to the Administrative Agent of a Designated Borrower Agreement, executed by such Subsidiary and the Borrowing Agent.
No Foreign Subsidiary may be a Designated Borrower (i) without the consent of the Administrative Agent and each of the Revolving Lenders (such consent not to be unreasonably withheld, conditioned or delayed), it being understood that a Revolving Lender shall be deemed to have acted reasonably in withholding its consent if (A) it is unlawful (or such Revolving Lender cannot or has not been able to determine that it is lawful) for such Revolving Lender to make Committed Revolving Loans and other extensions of credit under this Agreement to such Subsidiary, (B) the making of the Committed Revolving Loans or other extensions of credit under this Agreement to such Subsidiary would subject such Revolving Lender to adverse tax consequences for which it is not reimbursed hereunder or otherwise subject such Revolving Lender to any unreimbursed or unindemnified Taxes or other expense, (C) such Revolving Lender would be required to, or has determined that it would be prudent to, register or file in, or be qualified to do business in, the jurisdiction of formation, organization or location of such Subsidiary in order to make Committed Revolving Loans or other extensions of credit under this Agreement to such Subsidiary, and such Revolving Lender does not wish to do so or (D) such Revolving Lender is restricted by operational or administrative procedures or other applicable internal policies from making Committed Revolving Loans or other extensions of credit under this Agreement to Persons formed, organized or located in the jurisdiction in which such Subsidiary is formed, organized or located; provided that, if any Revolving Lender withholds consent, the Borrower shall have the right to replace such Revolving Lender under Section 10.13, and (ii) satisfaction of the conditions set forth in Section 4.03 hereof.

Upon such execution, delivery and consent and the satisfaction of such conditions, such Subsidiary shall for all purposes be a party hereto as a Designated Borrower as fully as if it had executed and delivered this Agreement and all references to the "Borrower" shall be deemed to also include such Designated Borrower, as appropriate or as may be otherwise memorialized in any amendment or modification to this Agreement entered into pursuant to the last paragraph of this Section 2.18; provided that, notwithstanding anything to the contrary herein, all references to "Borrower" under or relating to the Term Facility shall be references solely to the Company.
So long as the principal of and interest on any Loans made to any Designated Borrower under this Agreement shall have been repaid or paid in full, all Letters of Credit issued for the account of such Designated Borrower have expired or been returned and terminated and all other Obligations (other than contingent indemnity obligations) of such Designated Borrower under this Agreement shall have been fully performed, the Borrowing Agent may, by not less than five (5) Business Days' prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Subsidiary's status as a "Designated Borrower" and "Borrower" by delivering a Designated Borrower Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Designated Borrower and a party to this Agreement and shall be released from any future liability (other than contingent indemnity obligations) as a "Designated Borrower" or "Borrower" hereunder or under the other Loan Documents.
This Agreement and the other Loan Documents may be amended or modified as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of or be consistent with this Section 2.18 (including, without limitation, any amendments or modifications referred to in Section 4.03(a)(iv)(y) below). Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, any such amendment or modification may be memorialized in writing by the Administrative Agent with the Company's consent, but without the consent of any other Lenders, so long as the Administrative Agent shall have provided the Lenders notice thereof, together with a copy of such proposed amendment or modification, and the Administrative Agent shall not have received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after such notice, written notice from Lenders comprising the Required Revolving Lenders of objection to such amendment or modification.
2.19    Bifurcation of Obligations. The parties hereto acknowledge and agree that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Obligations of the Company and each Designated Borrower shall be joint and several in nature (unless such joint and several liability (a) shall result in adverse tax consequences to any such party or Domestic Subsidiary or (b) is not permitted by any Law applicable to any Designated Borrower, in which either such case, the liability of such Designated Borrower shall be several in nature) regardless of which such Person actually receives Loans or other Credit Extensions hereunder or the amount of such Loans or other Credit Extensions received or the manner in which the Administrative Agent, any Lender or any L/C Issuer accounts for such Loans or other Credit Extensions on its books and records; provided that (i) the Obligations under or relating to the Term Facility shall be the several Obligations of the Company and not the Obligations of any Designated Borrower, (ii) no Foreign Designated Borrower shall be obligated with respect to or liable for, whether as a primary obligor, guarantor, indemnitor or otherwise, any Obligations of the Company or of any other Designated Borrower, and (iii) the Obligations owed by a Foreign Designated Borrower shall be several in nature; provided, further, that, for the avoidance of doubt, the Company shall have joint and several liability for all Obligations owed by any Designated Borrower, and the obligations of the Company hereunder shall be independent of the obligations of each Designated Borrower.
2.20    Designation of Borrowing Agent; Nature of Borrowing Agency. Each of the Company and the Designated Borrowers hereby irrevocably designates the Company to be its attorney and agent (the Company in such capacity, the "Borrowing Agent") and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such party, and hereby authorizes the Administrative Agent, the Lenders and the L/C Issuers to pay over or credit all loan proceeds hereunder in accordance with the request of the Borrowing Agent. The handling of any credit facility hereunder as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Company and the Designed Borrowers and at their request. The Administrative Agent, the Lenders and the L/C Issuers shall incur no liability to the Company or any of the Designated Borrowers as a result thereof. To induce the Administrative Agent, the Lenders and the L/C Issuers to do so and in consideration thereof, each of the Company and the Designated Borrowers hereby indemnifies the Administrative Agent, the Lenders and the L/C Issuers and holds each of them harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Administrative Agent, any Lender or any L/C Issuer by any Person arising from or incurred by reason of the handling of the financing arrangements of the Company and the Designated Borrowers as provided herein, reliance by the Administrative Agent, any Lender or any L/C Issuer on any request or instruction from the Borrowing Agent or any other action taken by the Administrative Agent, any Lender or any L/C Issuer with respect to this Section 2.20 except due to willful misconduct or gross negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
2.21    Sustainability Adjustments.
(a)    Effective as of the fifth Business Day following receipt by the Administrative Agent of a Sustainability Certificate delivered pursuant to Section 2.21(e) (such day, the "Sustainability Pricing Adjustment Date") in respect of the most recently ended Reference Year, commencing with the Reference Year ending December 31, 2023, (i) the Applicable Rate shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Rate Adjustment as set forth in such Sustainability Certificate, and (ii) the Commitment Fee shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Commitment Fee Adjustment as set forth in such Sustainability Certificate. Each change in the Applicable Rate and the Commitment Fee resulting from a Sustainability Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date.
(b)    In the event the Borrower does not deliver a Sustainability Certificate within the period set forth in Section 2.21(e) or any Sustainability Certificate shall be incomplete and fail to satisfy the requirements set forth in the definition of "Sustainability Certificate" (including the failure to set forth the Sustainability Rate Adjustment and the Sustainability Commitment Fee Adjustment and calculations in reasonable detail of the KPI Metrics, in each case, for the applicable Reference Year), the Sustainability Rate Adjustment will be positive 0.050% and the Sustainability Commitment Fee Adjustment will be positive 0.010% commencing on the fifth Business Day following the last day such Sustainability Certificate should have been delivered pursuant to the terms of Section 2.21(e) and continuing until the fifth Business Day following receipt by the Administrative Agent of a complete Sustainability Certificate for such Reference Year.
(c)    For the avoidance of doubt, only one Sustainability Certificate may be delivered in respect of any Reference Year and any adjustment to the Applicable Rate or the Commitment Fee by reference to any of the KPI Metrics in any year shall not be cumulative year-over-year. Each applicable adjustment shall only apply until the next Sustainability Pricing Adjustment Date occurs. It is further understood and agreed that the Applicable Rate will never be reduced or increased by more than 0.050% and that the Commitment Fee will never be reduced or increased by more than 0.010%, pursuant to the Sustainability Rate Adjustment and the Sustainability Commitment Fee Adjustment, respectively, during any Reference Year; provided that, and notwithstanding anything to the contrary in this Agreement (including any provision of Section 10.01 requiring the consent of "each Lender directly affected thereby" for reductions in interest rates), the definition of KPI Metric, any thresholds or targets with respect thereto, Section 2.21 and the Sustainability Table may be amended or otherwise modified with the consent of the Borrower, the Administrative Agent and the Required Lenders; provided, however, for the avoidance of doubt, any changes to the Applicable Rate pursuant to any Sustainability Rate Adjustment and the Commitment Fee pursuant to the Sustainability Commitment Fee Adjustment in excess of the amounts set forth above shall be subject to the consent of "each Lender directly affected thereby" in accordance with Section 10.01.
(d)    If (i)(A) the Administrative Agent becomes aware of any material inaccuracy in the Sustainability Rate Adjustment, the Sustainability Commitment Fee Adjustment or the KPI Metrics as reported in any Sustainability Certificate (any such material inaccuracy, a "Sustainability Certificate Inaccuracy") and the Administrative Agent provides written notice to the Borrower thereof, or (B) any Lender becomes aware of any Sustainability Certificate Inaccuracy and such Lender delivers a written notice to the Administrative Agent describing such Sustainability Certificate Inaccuracy in reasonable detail (which description shall be shared with the Borrower), or (C) the Borrower becomes aware of a Sustainability Certificate Inaccuracy and delivers notice thereof to the Administrative Agent in accordance with Section 6.13(b), and (ii) a proper calculation of the Sustainability Rate Adjustment, Sustainability Commitment Fee Adjustment or the KPI Metrics would have resulted in no adjustment or an increase in the Applicable Rate or Commitment Fee for any applicable period, (x) commencing on the fifth Business Day following delivery of a corrected Sustainability Certificate to the Administrative Agent, the Applicable Rate and Commitment Fee shall be adjusted to reflect such corrected calculations of the Sustainability Rate Adjustment and the Sustainability Commitment Fee Adjustment and (y) the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, within ten (10) Business Days following written demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), which such demand shall not be made, for the avoidance of doubt, until the fifth Business Day following delivery of a corrected Sustainability Certificate, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period. It is understood and agreed that any Sustainability Certificate Inaccuracy shall not constitute a Default or Event of Default or otherwise result in the failure of any condition precedent to any advance or the issuance of any Letter of Credit; provided, that, the Borrower complies with the terms of this Section 2.21(d) with respect to such Sustainability Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Laws, (x) any additional amounts required to be paid pursuant to this paragraph shall not be due and payable until ten (10) Business Days following a written demand made for such payment by the Administrative Agent in accordance with this paragraph (such date, the "Certificate Inaccuracy Payment Date"), (y) any nonpayment of such additional amounts prior to the Certificate Inaccuracy Payment Date shall not constitute a Default (whether retroactively or otherwise) and (z) none of such additional amounts shall be deemed overdue prior to the Certificate Inaccuracy Payment Date or shall accrue interest at the default rate pursuant to Section 2.08(b) prior to the Certificate Inaccuracy Payment Date.
(e)    As soon as available and in any event within 90 days following the end of each calendar year of the Borrower (commencing with the calendar year ending 2023), the Borrower shall deliver to the Administrative Agent and the Lenders, in form and detail satisfactory to the Administrative Agent and the Required Lenders, a Sustainability Certificate for the most recently-ended Reference Year; provided, that, for any Reference Year the Borrower may elect not to deliver a Sustainability Certificate. Such election shall not constitute a Default or Event of Default (but failure to deliver a Sustainability Certificate by the end of such 90-day period shall result in the Sustainability Rate Adjustment being applied as set forth in Section 2.21(b)). In the event the Borrower's fiscal year is changed to a non-calendar year fiscal year, following prior written notice to the Administrative Agent and the Lenders, the Borrower shall be permitted to adjust the timing of delivery of the Sustainability Certificate at its election in a manner intended to maintain consistency with the foregoing.
(f)    If, after the date hereof, there occurs any Sustainability Modification Event, and the Borrower notifies the Administrative Agent and the Sustainability Structuring Agent in writing that the Borrower requests an adjustment to the Sustainability Certificate or an amendment to any provision hereof to account for the effect of such Sustainability Modification Event (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Sustainability Modification Event, then (i) the Borrower and the Administrative Agent (in consultation with the Sustainability Structuring Agent) shall negotiate in good faith to agree to adjust to the Sustainability Certificate or amend the provisions hereof to account for the effect of such Sustainability Modification Event, and the provisions of this Agreement shall be interpreted on the basis of the provisions in effect and applied immediately prior to such Sustainability Modification Event for a period of not more than 90 days (unless the provisions hereof shall have been amended in accordance herewith or such notice shall have been withdrawn). If, after 90 days following any such notice, the agreement to such amendment of the Borrower, the Administrative Agent and the Required Lenders under Section 10.01 has not been obtained, there will cease to be any Sustainability Rate Adjustment and any Sustainability Commitment Fee Adjustment until such time as the parties hereto can agree upon any such adjustments in accordance with the terms hereof and during such period (i) the credit facility described in this Agreement shall cease to be a sustainability-linked loan and (ii) no party to this Agreement shall, without the prior written consent of the Administrative Agent, the Borrower and the Sustainability Structuring Agent, make any public or private representations or description of the credit facility described in this Agreement as a sustainability-linked loan.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by the Withholding Agent, then the Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If a Withholding Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the applicable Withholding Agent shall withhold or make such deductions as are determined by the Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If a Withholding Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the applicable Withholding Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Withholding Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications.
(i)    The Borrower shall and does hereby indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest and expenses payable by reason of the gross negligence or willful misconduct of such Recipient), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowing Agent by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.
(ii)    Each Lender or each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent against any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent

against any Excluded Taxes attributable to such Lender or such L/C Issuer that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender or each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. Upon request by the Borrowing Agent or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowing Agent shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowing Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowing Agent or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowing Agent and the Administrative Agent, at the time or times reasonably requested by the Borrowing Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowing Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowing Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowing Agent or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii~~)~~)(B) and (ii~~)~~)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrowing Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), whichever of the following is applicable:
(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(II) executed copies of IRS Form W-8ECI;
(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowing Agent and the

Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrowing Agent or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowing Agent or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the Closing Date.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowing Agent and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any application or carry-over of such refund amount to reduce any cash Taxes otherwise payable to the refunding Governmental Authority) as to which it has been indemnified by an indemnifying party or with respect to which it has been paid additional amounts pursuant to this Section 3.01, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the Recipient, agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(g)    Survival. Each party's obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, and the Termination Date.
3.02    [Reserved].
3.03    Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.
(a)    Unascertainable; Increased Costs; Deposits Not Available. If at any time:

(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) the Term SOFR Rate, Daily Simple RFR, or Term RFR, as applicable, applicable to a Loan (in each case whether in Dollars or an Alternative Currency) cannot be determined pursuant to the definition thereof, including, without limitation, because such rate for the corresponding applicable Currency is not available or published on a current basis or (y) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Currency or with respect to such rate (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), or
(ii)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate or, prior to the Term RFR Transition Date with respect to any Loans that bear interest based on Daily Simple RFR denominated in any Alternative Currency, the Daily Simple RFR with respect to such Currency cannot be determined pursuant to the definition thereof or, on and after the Term RFR Transition Date with respect to any Loans that bear interest based Term RFR denominated in any Currency, Term RFR for such Currency cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period, or
(iii)    on or prior to the first day of an Interest Period, the Required Lenders (in the case of a Term Rate Loan denominated in Dollars) or the Required Revolving Lenders (in the case of a Term Rate Loan denominated in an Alternative Currency) determine that for any reason in connection with any request for a Term Rate Loan (in each case whether denominated in Dollars or an Alternative Currency) or a conversion thereto or a continuation thereof that (A) deposits in the applicable Currency are not available to any Lender in connection with such Term Rate Loan, or are not being offered to banks in the market for the applicable Currency, amount, and Interest Period of such Term Rate Loan, or (B) the Term Rate Loan Option for any requested Currency or Interest Period with respect to a proposed Term Rate Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan and, in each case, the Required Lenders (in the case of a Term Rate Loan denominated in Dollars) or the Required Revolving Lenders (in the case of a Term Rate Loan denominated in an Alternative Currency), as applicable, have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 3.03(c).
(b)    Illegality. If at any time any Lender shall have determined, or any Governmental Authority shall have asserted, that the making, maintenance or funding of any Loan to which any Interest Rate Option applies, or the determination or charging of interest rates based upon any Interest Rate Option has been made impracticable or unlawful, by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of any Currency in the applicable interbank market for the applicable Currency, then the Administrative Agent shall have the rights specified in Section 3.03(c).
(c)    Administrative Agent's and Lender's Rights. In the case of any event specified in Section 3.03(a) above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 3.03(b) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such
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notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.
(i)    Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Loan under the affected Interest Rate Option in each such Currency shall be suspended (to the extent of the affected Interest Rate Option, or the applicable Interest Periods) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent's or such Lender's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.
(ii)    If at any time the Administrative Agent makes a determination under Section 3.03(a) above (a) if the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a an affected Interest Rate Option, and such Interest Rate Option has not yet gone into effect, such notification shall (i) with regard to any such pending request for Loans denominated in Dollars, be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans in the amount specified therein and (ii) with regard to any such pending request for Loans denominated in an Alternative Currency, be deemed ineffective (in each case to the extent of the affected Interest Rate Option , or the applicable Interest Periods), (b) any outstanding affected Loans denominated in Dollars shall be deemed to have been converted into Base Rate Loans immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period, and (c) any outstanding affected Loans denominated in an Alternative Currency shall, at the Borrower's election, either be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period or prepaid in full immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period; provided, however that absent notice from the Borrower of conversion or prepayment, such Loans shall automatically be converted to Base Rate Loans (in an amount equal to the Dollar Equivalent of such Alternative Currency).
(iii)    If any Lender notifies the Administrative Agent of a determination under Section 3.03(b), the Borrower shall, subject to the Borrower's payment Obligations under Section 3.05, as to any Loan of the Lender to which an affected Interest Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) or prepay such Loan in accordance with Section 2.05(a). Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) upon such specified date.
(d)    Benchmark Replacement Setting.
(i)    Benchmark Replacement.
(1)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with a Swap Contract
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shall be deemed not to be a "Loan Document" under clause (b) of the definition of "Loan Documents" for purposes of this Section titled "Benchmark Replacement Setting"), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for any Currency, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2), (3), or (4) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice from Lenders comprising the Required Lenders (in the case of any Benchmark Replace for Dollars) or the Required Revolving Lenders (in the case of any Benchmark Replace for any Alternative Currency), as applicable, of objection to (i) with respect to a Benchmark Replacement determined in accordance with clause (2) or (3) of the definition of "Benchmark Replacement," the related Benchmark Replacement Adjustment and (ii) with respect to a Benchmark Replacement determined in accordance with clause (4) of the definition of "Benchmark Replacement," such Benchmark Replacement.
(2)    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term RFR Transition Date has occurred prior to the applicable reference time in respect of any setting of the then-current Benchmark consisting of a Daily Simple RFR for the applicable Currency, then the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark for the applicable Currency setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (2) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term RFR Notice with respect to the applicable Term RFR Transition Event. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term RFR Notice after a Term RFR Transition Event and may elect or not elect to do so in its sole discretion.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the
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Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Loan bearing interest based on the Term SOFR Rate or RFR, as applicable, conversion to or continuation of Loans bearing interest based on such Interest Rate Option to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(vi)    Definitions. As used in this Section:
"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (x) if such Benchmark for such Currency is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) for such Currency that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark
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that is then-removed from the definition of "Interest Period" pursuant to clause (iv) of this Section. For the avoidance of doubt, the Available Tenor for the Daily Simple RFR is one month.
"Benchmark" means, initially, with respect to Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to, (a) Dollars, the Term SOFR Rate, or (b) Euros, Sterling, Swiss Francs, or Yen the Daily Simple RFR applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark or upon the occurrence of a Term RFR Transition Event, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.
"Benchmark Replacement" means, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    Where the Benchmark is Term SOFR, the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment;
(2)    [Intentionally Omitted];
(3)    [Intentionally Omitted]; and
(4)    the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment;
provided, that if the Benchmark Replacement as determined pursuant to clause (2), (3), or (4) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
    "Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.
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"Benchmark Replacement Date" means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:
(1)    in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of "Benchmark Transition Event," the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;
For the avoidance of doubt, the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Transition Event" means, the occurrence of one or more of the following events, with respect to the then-current Benchmark for any Currency:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such
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Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in accordance with this Section 3.03(d) titled "Benchmark Replacement Setting" and (y) ending at the time that a Benchmark Replacement has replaced the then-current Bench-mark for such Currency for all purposes hereunder and under any Loan Document in accordance with this Section 3.03(d) titled "Benchmark Replacement Setting."
"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender, any L/C Issuer, or the relevant market, any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such L/C Issuer or other Recipient, the Borrower will pay to such Lender, such L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such
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Lender, such L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or any L/C Issuer or any Lending Office of such Lender or L/C Issuer or such Lender's or any L/C Issuer's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or any L/C Issuer's capital or on the capital of such Lender's or any L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender's or L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or L/C Issuer's policies and the policies of such Lender's or L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender's or L/C Issuer's holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or L/C Issuer's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses. Within ten (10) days of written demand by any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (other than loss of profit) incurred by it as a result of:
(a)    any conversion, payment or prepayment of any Loan to which (i) a Term Rate Loan Option applies on a day other than the last day of the corresponding Interest Period or (ii) the Daily Simple RFR Option applies on a day other than the Interest Payment Date therefor, in each case, whether or not any such conversion, payment or prepayment is voluntary, mandatory, automatic, by reason of acceleration, or otherwise;
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Loan under (i) a Term Rate Loan Option on a day other than the last day of the Interest Period therefor or (ii) the Daily Simple RFR Option on a
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date other than the Interest Payment Date therefor, as a result of a request by the Borrower pursuant to Section 10.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term Rate Loan or Daily Rate Loan made, or requested to be made, by it at (i) the Term SOFR Rate for such Term Rate Loan by a matching deposit or other borrowing at the secured overnight financing rate as administered by the Federal Reserve Bank of New York, (ii) the Term RFR Forward Looking Rate for such Term Rate Loan by a matching deposit or other borrowing at the forward-looking term rate for a period comparable to the relevant Interest Period based on the RFR for the relevant currency as published by an authorized benchmark administrator, and (iii) the Daily Simple RFR for the relevant currency for such Daily Rate Loan by a matching deposit or other borrowing at SONIA, €STR, TONAR or SARON, as applicable; provided that each of clauses (i) through (iii) above shall be for a comparable amount and for a comparable period as each Term Rate Loan or Daily Rate Loan made, or requested to be made, by such Lender, whether or not such Term Rate Loan or Daily Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office; provided, that, the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.03(b), then at the request of the Borrowing Agent such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Credit Extensions hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.03(b), as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. In the event that (i) any Lender requests compensation under Section 3.04 or gives a notice pursuant to Section 3.03(b), or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), or (ii) any Revolving Lender withholds consent for a Foreign Subsidiary to become a Designated Borrower under Section 2.18, then the Borrower may replace such Lender in accordance with Section 10.13.
3.07    Survival. All of the Borrower's obligations under this Article III shall survive the Termination Date and any resignation of the Administrative Agent.
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ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions Precedent to Effectiveness and the Initial Credit Extensions. The effectiveness of this Agreement, the obligations of each Term Lender to make its Term Loans on the Closing Date, and the obligation of each L/C Issuer and each Revolving Lender to make its initial Credit Extensions under the Revolving Facility are subject to satisfaction of the following conditions precedent:
(a)    The Administrative Agent's receipt of the following, each of which shall be originals, telecopies or .pdf copies unless otherwise specified, each (to the extent applicable) properly executed by a Responsible Officer, each (to the extent applicable) dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):
(i)    executed counterparts of this Agreement from the Borrower, the Administrative Agent, each Lender and each L/C Issuer;
(ii)    Notes executed by the Borrower in favor of each Lender requesting a Note;
(iii)    such certificates with respect to resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;
(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in the jurisdiction of its organization;
(v)    a customary legal opinion or opinions from counsel to the Borrower, addressed to the Administrative Agent, each Lender party to this Agreement as of the Closing Date, and each L/C Issuer party to this Agreement as of the Closing Date; and
(vi)    a certificate signed by a Responsible Officer certifying that (A) the conditions set forth in Section 4.01(b), Section 4.01(c) and Section 4.01(d) have been satisfied, and (B) the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions occurring on the Closing Date, are Solvent.
(b)    There shall not have occurred since December 31, 2021 any event or condition that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
(c)    (i) The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct, in all material respects (unless already qualified by materiality or "Material Adverse Effect" in which case, they shall be true and correct in all respects), on and as of the date of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects (unless already qualified by materiality or "Material Adverse Effect," in which case, they shall be true and correct in all respects), as of such earlier
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date, and (ii) after giving effect to all Credit Extensions requested to be made on the Closing Date, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.
(d)    No Default shall exist or would result from the consummation of the Transactions to occur on the Closing Date.
(e)    The Administrative Agent and each Lender shall have received, in form and substance acceptable to the Administrative Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act.
(f)    Any fees required to be paid on or before the Closing Date shall have been paid.
(g)    Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of (i) Skadden, Arps, Slate, Meagher & Flom LLP, as counsel to the Administrative Agent, and (ii) if reasonably necessary, one firm of local counsel retained by PNC Bank or the Administrative Agent in each relevant material jurisdiction (in each case, directly to such counsel if requested by Administrative Agent), in each case, to the extent invoiced prior to the Closing Date, plus such additional amounts of reasonable out-of-pocket fees, charges and disbursements of such counsels as shall constitute such counsels' reasonable estimate of such fees, charges and disbursements incurred or to be incurred by such counsels through the closing proceedings to the extent such estimate is received prior to the Closing Date (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(h)    The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
(i)    The Administrative Agent shall have received evidence reasonably satisfactory to it that all of the credit facilities evidenced by the 2019 Credit Agreement and the 2020 Credit Agreement shall have been terminated and cancelled and any and all indebtedness thereunder shall have been, or substantially concurrently with the Closing Date will be, fully repaid (collectively, the "Closing Date Refinancing").
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to All Other Credit Extensions. The obligation of each Lender and each L/C Issuer, as applicable, to honor any Request for Credit Extension after the Closing Date (other than (x) a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term Rate Loans, or (y) a Letter of Credit Application with respect to any amendment, modification, renewal or extension of a Letter of Credit that does not increase the stated amount of such Letter of Credit) is subject to the following conditions precedent:
(a)    The Closing Date shall have occurred.
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(b)    (i) The representations and warranties of the Borrower contained in Article V (other than Section 5.05(c) and Section 5.06) or any other Loan Document shall be true and correct, in all material respects (unless already qualified by materiality or "Material Adverse Effect" in which case, they shall be true and correct in all respects), on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects (unless already qualified by materiality or "Material Adverse Effect," in which case, they shall be true and correct in all respects), as of such earlier date, and except that for purposes of this Section 4.02(b), the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, and (ii) after giving effect to all requested Credit Extensions, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.
(c)    No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(d)    The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each such Request for Credit Extension (other than (x) a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term Rate Loans, and (y) a Letter of Credit Application with respect to any amendment, modification, renewal or extension of a Letter of Credit that does not increase the stated amount of such Letter of Credit) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.
4.03    Conditions to Designation of Designated Borrowers. The designation of a Designated Borrower pursuant to Section 2.18 is subject to the following conditions precedent:
(a)    the Borrowing Agent or such proposed Designated Borrower shall have furnished or caused to be furnished to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent:
(i)    copies, certified by the Secretary or Assistant Secretary of such Subsidiary (or if such Subsidiary has not appointed a Secretary or Assistant Secretary, any Responsible Officer of such Subsidiary), of its board of directors' (or other equivalent governing body) resolutions approving the Designated Borrower Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;
(ii)    an incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary (or if such Subsidiary has not appointed a Secretary or Assistant Secretary, any Responsible Officer of such Subsidiary), which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Committed Revolving Loans and L/C Extensions hereunder and sign the Designated Borrower Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent, the Lenders and the L/C Issuers shall be entitled to rely until informed of any change in writing by the Borrowing Agent or such Subsidiary;
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(iii)    customary opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent (including, without limitation, in the case of any Foreign Subsidiary that is to become a Designated Borrower, such customary opinions regarding choice of law, choice of forum, recognition and enforcement of foreign judgments and other customary cross border matters) and addressed to the Administrative Agent, the Lenders party to this Agreement as of the date of the relevant Designated Borrower Agreement and the L/C Issuers party to this Agreement as of the date of the relevant Designated Borrower Agreement;
(iv)    (x) a replacement Revolving Note in favor of each Revolving Lender reflecting the addition of such Subsidiary as an obligor thereunder (and the prior Revolving Note issued to such Revolving Lender shall be deemed to be terminated), (y) if requested by any Revolving Lender as a condition to such Revolving Lender's consent to approve an Eligible Foreign Jurisdiction or to approve a Foreign Subsidiary as a Designated Borrower or by the Administrative Agent, an amendment or modification to this Agreement providing for any additional representations, warranties, covenants and/or other provisions (including, without limitation, with respect to reimbursement or indemnification of Taxes or other expenses) required by any such Revolving Lender or reasonably requested by the Administrative Agent, and (z) any other instruments and documents reasonably requested by the Administrative Agent;
(b)    the Administrative Agent and each Lender shall have received all documentation and other information relating to such Designated Borrower reasonably requested by the Administrative Agent or any such Lender prior to the effective date of such Designated Borrower's Designated Borrower Agreement under applicable "know your customer" and anti-money laundering rules and regulations including, without limitation, the PATRIOT Act, and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith; and
(c)    with respect to the initial Credit Extension made to any Foreign Designated Borrower, the Administrative Agent shall have received originals and/or copies, as applicable, of all filings required to be made and such other evidence as the Administrative Agent may reasonably require establishing that each Revolving Lender, the Swing Line Lender and each L/C Issuer is entitled to receive payments under the Loan Documents without deduction or withholding of any Taxes or with such deductions and withholding of Taxes as may be reasonably acceptable to the Administrative Agent.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent, the Lenders and the L/C Issuers that:
5.01    Existence, Qualification and Power. The Borrower (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such
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qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Borrower's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation (other than the Loan Documents) binding upon the Borrower or its properties or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject, in either case under this clause (b), to the extent such conflict could reasonably be expected to have a Material Adverse Effect; or (c) violate any applicable Law in a manner which could be reasonably expected to have a Material Adverse Effect.
5.03    Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, other than (a) such as have been obtained or made and are in full force and effect, or (b) those the failure to obtain or make which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws and by equitable principles of general application.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The unaudited consolidated balance sheet of the Company and its Subsidiaries for the fiscal quarter of the Borrower ended March 31, 2022, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or would have a Material Adverse Effect.
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5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their respective properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.07    Environmental Compliance. There are no claims pending, or to Borrower's knowledge, threatened, alleging potential liability or responsibility for violation of any Environmental Law on the Borrower's or such Subsidiary's businesses, operations and properties, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.08    Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed with an applicable Governmental Authority, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets that are due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no tax assessment proposed in writing (and received by the Borrower) against the Borrower or any Subsidiary thereof that would, if made, have a Material Adverse Effect. The Borrower is not party to any tax sharing agreement.
5.09    ERISA Compliance.
(a)    To the knowledge of Borrower, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, or such Pension Plan is a prototype or volume submitter plan that is the subject of an opinion or advisory letter from the IRS. To the knowledge of the Borrower, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)     (i) No ERISA Event has occurred; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to
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cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in each case under this clause (c), that would result in liability to the Borrower, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.10    Margin Regulations; Investment Company Act.
(a)    The Borrower is not engaged principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
(b)    The Borrower is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940.
5.11    Solvency. The Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
5.12    Sanctions and other Anti-Terrorism Laws. No: (a) Covered Entity, nor any employees, officers, directors, affiliates, consultants, brokers, or agents acting on a Covered Entity's behalf in connection with this Agreement or any other Loan Document: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction in violation of any applicable Sanctions, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws; (b) Cash Collateral is Embargoed Property.
5.13    Anti-Corruption Laws, Etc. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and all applicable Sanctions and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws and such Sanctions.
5.14    Affected Financial Institutions. The Borrower is not an Affected Financial Institution.
5.15    Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for the Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.
5.16    Sustainability-Related Information All information about the sustainability initiatives or strategy of the Borrower, including, without limitation, the KPI Metrics and any thresholds or targets with respect thereto, which have been or may be provided to the Administrative Agent, the Sustainability Structuring Agent or any Lender by or on behalf of it, or which have been or may be approved by it (including the Sustainability Certificate and any Sustainability Reports, collectively, the "Sustainability-Related Information"), is true and accurate in all material respects as of the date it is provided or approved and as of the date (if any) of which it is stated. It is understood and agreed that any breach of this Section 5.16 shall
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not constitute a Default or Event of Default or otherwise result in the failure of any condition precedent to any advance or the issuance of any Letter of Credit.
ARTICLE VI

AFFIRMATIVE COVENANTS
From the Closing Date and until the Termination Date:
6.01    Financial Statements. The Borrower shall deliver to the Administrative Agent, for distribution to each Lender:
(a)    as soon as available (but in any event no earlier than the date such items are filed with the SEC), but in any event within ninety (90) days after the end of each fiscal year of the Borrower (and commencing with and including the financial statements related to the fiscal year of the Borrower ending December 31, 2022), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit (other than any qualification solely as a result of an impending debt maturity occurring within 12 months of the date of such report and opinion); and
(b)    as soon as available (but in any event no earlier than the date such items are filed with the SEC), but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (and commencing with and including the financial statements related to the fiscal quarter of the Borrower ending June 30, 2022), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, and the related consolidated statements of changes in shareholders' equity, and cash flows for the portion of the Borrower's fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer (or principal financial officer with similar responsibilities), treasurer or vice president of finance as fairly presenting in all material respects the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Sections 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.
6.02    Certificates; Other Information. The Borrower shall deliver to the Administrative Agent, for distribution to each Lender:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive
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officer, chief financial officer (or principal financial officer with similar responsibilities), treasurer or vice president of finance of the Borrower, which shall include a certification of compliance with the covenant set forth in Section 7.07;
(b)    promptly after any reasonable request by the Administrative Agent, copies of any detailed audit reports or management letters by independent accountants in connection with the accounts or books of the Borrower, or any audit of any of them;
(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent generally to the stockholders of the Borrower, acting in such capacity, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto (including all form 10-K and 10-Q reports but excluding any Form S-8 or similar form);
(d)    at least five (5) Business Days prior to such change, notice of any change to the Borrower's legal name;
(e)    promptly following any reasonable written request, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable "know your customer" and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; and
(f)    promptly, such additional information regarding (i) the business, financial or corporate affairs of the Borrower, including as may be necessary for a Lender to ensure compliance with applicable Law, or (ii) compliance with the terms of the Loan Documents, in each case, as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02 (provided, that, the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents); (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Sections 6.01(a) or (b) or Section 6.02(c), on which such items have been made available on the SEC website. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the "Platform"), and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-
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public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities. The Borrower hereby agrees (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform that is designated "Public Investor Side Information"; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform that is not designated "Public Investor Side Information."
6.03    Notices. The Borrower shall promptly, but in any event within five (5) Business Days after any Responsible Officer has obtained knowledge thereof, notify the Administrative Agent (for further distribution to each Lender) of:
(a)    the occurrence of any Default;
(b)    the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, in each case that has resulted or could reasonably be expected to result in a Material Adverse Effect; and
(c)    the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
6.04    Payment of Taxes. The Borrower shall, and shall cause each Subsidiary to, pay and discharge within thirty (30) days of the date the same shall become due and payable, all its tax liabilities, assessments and governmental charges or levies upon it or its properties, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower in connection therewith, or (b) the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
6.05    Preservation of Existence, Etc.
(a)    The Borrower shall, and shall cause each Material Subsidiary to, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization.
(b)    The Borrower shall, and shall cause each Subsidiary to, (i) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (ii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
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6.06    Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07    Maintenance of Insurance. The Borrower shall, and shall cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.
6.08    Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply with the requirements of all Laws, including Environmental Laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records. The Borrower shall, and shall cause each Material Subsidiary to, maintain proper books of record and account in material conformity with GAAP and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Material Subsidiary.
6.10    Inspection Rights. The Borrower shall, and shall cause each Material Subsidiary to, permit representatives and agents of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Responsible Officers, and independent public accountants (provided, that, the Borrower may, if it so chooses, be present at or participate in any such discussion), at reasonable times during normal business hours, upon reasonable advance written notice to the Borrower; provided, that, such visits shall be at the expense of the Administrative Agent and the Lenders and shall, unless an Event of Default has occurred and is continuing at such time, be limited to no more than once in any calendar year; provided, further, that, notwithstanding anything to the contrary herein, the Borrower shall not be required to disclose, permit the inspection, examination or making of copies of or abstracts from, or discuss any document, information, or other matter: (a) that constitutes non-financial trade secrets or non-financial proprietary information; or (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) (i) is prohibited by applicable Law, (ii) would violate any attorney-client privilege, or (iii) would violate any obligation of confidentiality binding on the Borrower (to the extent not created in contemplation of the Borrower's obligations under this Section 6.10); provided, that, (A) in the case of the provision of any information that would violate attorney-client privilege or any obligation of confidentiality binding on the Borrower, the Borrower shall use commercially reasonable efforts to (1) obtain waivers of such privilege or obligation of confidentiality, and (2) communicate the applicable information in a way that would not violate such privilege or obligation of confidentiality, and (B) the Borrower shall notify the Administrative Agent that certain privileged or confidential information is not being provided.
6.11    Use of Proceeds. The Borrower shall, and shall cause each Material Subsidiary to, use the proceeds of (a) the Credit Extensions (other than the proceeds of the Term Loans) for
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working capital, capital expenditures and other lawful corporate purposes not in contravention of any applicable Law or of any Loan Document, and (b) the Term Loans (i) to finance the Closing Date Refinancing and to pay fees, costs and expenses relating thereto.
6.12    Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.
(a)    The Borrower covenants and agrees that (i) it shall notify the Administrative Agent and each of the Lenders in writing of the occurrence of a Reportable Compliance Event promptly (and, in any event, no later than four (4) Business Days) after such occurrence; and (ii) if, at any time, any Cash Collateral becomes Embargoed Property, then, in addition to all other rights and remedies available to the Administrative Agent and each of the Lenders, upon request by the Administrative Agent or any of the Revolving Lenders, the Loan Parties shall provide substitute Cash Collateral acceptable to the Revolving Lenders that is not Embargoed Property.
(b)    Each Covered Entity shall conduct their business in compliance with all Anti-Corruption Laws and all applicable Sanctions and maintain policies and procedures designed to ensure compliance with such Laws and such Sanctions.
6.13    Sustainability-Related Information.
(a)    The Borrower agrees to furnish the Administrative Agent and the Lenders with all Sustainability-Related Information and to provide reasonable telephonic or electronic communication access to the officers, senior management and advisers of the Borrower and its Affiliates (together "Representatives"), in each case as the Administrative Agent or any Lender may reasonably request and at times to be mutually agreed upon. In addition, the Borrower shall ensure that the Representatives are available, upon the Administrative Agent's or any Lender's reasonable request, to discuss the Sustainability-Related Information via telephone, electronic mail correspondence or regular mail correspondence. The Borrower acknowledges and agrees that the Administrative Agent and the Lenders may rely, without independent verification, upon the accuracy, adequacy and completeness of the Sustainability-Related Information furnished by the Borrower or its Affiliates to the Administrative Agent or any Lender or approved by the Borrower for use in connection with this Agreement and that neither the Administrative Agent nor any Lender assumes any responsibility or has any liability therefor or has an obligation to conduct any appraisal of any Sustainability-Related Information.
(b)    The Borrower shall:
(i)    within five Business Days after the Borrower's determination that there was a Sustainability Certificate Inaccuracy, deliver written notice to the Administrative Agent thereof;
(ii)    promptly notify the Administrative Agent and the Lenders of (A) any change in the Borrower's sustainability strategy or initiatives or its internal policies related to the KPI Metrics, (B) if any Sustainability-Related Information furnished by the Borrower or any of its Affiliates to the Administrative Agent or any Lender or approved by the Borrower or its Affiliates is or becomes inaccurate, untrue, incomplete or misleading in any material respect and (C) the appointment of any successor Sustainability Metric Auditor; and
(iii)    supplement the Sustainability-Related Information from time to time to ensure that the representations and warranties made under Section 5.16 are true, correct and complete as of the date when such Sustainability-Related Information is supplemented and/or the representations and warranties are deemed to be made;
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provided, that, it is understood and agreed that any breach of this Section 6.13 shall not constitute a Default or Event of Default or otherwise result in the failure of any condition precedent to any advance or the issuance of any Letter of Credit.
ARTICLE VII

NEGATIVE COVENANTS
From the Closing Date and until the Termination Date:
7.01    Liens. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens existing on the Closing Date and listed on Schedule 7.01, and any modifications, replacements, renewals or extensions thereof; provided, that, the amount of Indebtedness or other obligations secured by such Liens is not increased at the time of such modification, replacement, renewal or extension, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with any such modification, replacement, renewal or extension of the underlying Indebtedness or by an amount equal to any existing commitments unutilized under the underlying Indebtedness;
(b)    Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies (i) that are not overdue for a period of more than thirty (30) days, or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(c)    statutory and ordinary course contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided, that, such Liens secure only amounts not overdue for a period of more than thirty (30) days or, if due and payable, are (i) unfiled and no other action has been taken to enforce the same, or (ii) are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
(d)     (i) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than (A) any Lien imposed by ERISA, and (B) Liens in the ordinary course of business securing liability for reimbursement of indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower, and (ii) Liens to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clause (d)(i) above;
(e)     (i) pledges or deposits to secure the performance of bids, trade contracts, government contracts, performance bonds and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and (ii) Liens to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clause (e)(i) above;
(f)    easements, rights of way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances
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affecting, and minor title deficiencies on or with respect to, real property which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;
(g)    Liens securing judgments (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);
(h)    leases, subleases, licenses or sublicenses granted to others (and pledges or deposits securing such obligations) not interfering in any material respect with the business of the Borrower and its Subsidiaries;
(i)     (i) any interest of title of a lessor under leases permitted by this Agreement, and (ii) purported Liens evidenced by the filing of Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to leases permitted by this Agreement or consignment or bailee arrangements entered into in the ordinary course of business;
(j)    normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions and banker's liens, rights of setoff upon deposits of cash or other financial assets or similar rights and remedies (i) in favor of banks or other depository institutions not granted in connection with the issuance of Indebtedness, or (ii) in connection with commodity trading or other brokerage accounts incurred in the ordinary course of business;
(k)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(l)     (i) Liens of sellers of goods to the Borrower arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses, and (ii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business;
(m)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;
(n)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(o)    Liens with respect to any Cash Collateral provided by the Borrower pursuant to any Loan Document;
(p)    any Lien existing on property (and the proceeds thereof) existing at the time of its acquisition; provided, that, such Lien was not created in contemplation of such acquisition;
(q)    Liens solely on cash earnest money deposits made by the Borrower in connection with any letter of intent or purchase agreement;
(r)    rights of first refusal, put, call and similar rights arising in connection with repurchase agreements;
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(s)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(t)    Liens securing obligations under any Swap Contract not entered into for speculative purposes;
(u)    Liens on cash or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;
(v)    Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting real property;
(w)    Liens on cash collateral to secure obligations of the Borrower, so long as the aggregate amount of such cash collateral does not exceed $50,000,000 at any time;
(x)    Liens securing Indebtedness permitted by Section 7.02(k); provided, that, (i) such Liens do not at any time encumber any property other than property financed by such Indebtedness (together with any accessions thereto and proceeds thereof), and (ii) such Liens attach to such property concurrently with or within one hundred eighty (180) days after the acquisition thereof;
(y)    Liens securing (i) Indebtedness of any Subsidiary described in clause (b) of the definition of "Priority Indebtedness" outstanding in reliance on Section 7.02(l), (ii) Priority Indebtedness of the Company and (iii) other obligations (excluding Indebtedness) of the Company or any Subsidiary; provided that immediately after giving effect to the incurrence of any Indebtedness or obligations secured by Liens in reliance on this clause (y), the sum of (without duplication) (x) the aggregate principal amount of all Priority Indebtedness of any Subsidiary outstanding in reliance on Section 7.02(l), plus (y) the aggregate outstanding principal amount of all Indebtedness and other obligations of the Company and its Subsidiaries secured by Liens in reliance on subclause (ii) or (iii) above shall not exceed the greater of (x) $300,000,000, and (y) an amount equal to fifteen percent (15%) of Consolidated Total Assets (determined as of the end of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b) or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Borrower ending June 30, 2022, determined with reference to the financial statements of the Borrower referred to in Section 5.05(b));
(z)    Liens securing Indebtedness permitted by Section 7.02(m); and
(aa)    Liens on the proceeds of Specified Indebtedness deposited with a trustee or paying agent or otherwise segregated or held in trust or under an escrow or other funding arrangement with respect to a Pending Transaction prior to the consummation of such Pending Transaction.
7.02    Indebtedness. The Borrower shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness existing on the Closing Date as set forth on Schedule 7.02 (and any Permitted Refinancing thereof);
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(c)    obligations (contingent or otherwise) existing or arising under any Swap Contract; provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business and not for purposes of speculation or taking a "market view;"
(d)    Indebtedness owed to the Borrower or any other Subsidiary of the Borrower;
(e)     (i) Indebtedness of a Person that becomes a Subsidiary after the Closing Date; provided, that, such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary; and (ii) any Permitted Refinancing of any Indebtedness specified in Section 7.02(e)(i);
(f)    Indebtedness (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business, and (ii) in respect of any letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;
(g)    obligations incurred in respect of cash management services, netting services, overdraft protection and similar arrangements, in each case in the ordinary course of business;
(h)    Indebtedness consisting of the financing of insurance premiums;
(i)    Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;
(j)    Indebtedness representing deferred compensation to directors, officers, employees, members of management, managers, and consultants of such Subsidiary in the ordinary course of business;
(k)    Indebtedness in respect of Capitalized Lease Obligations, Synthetic Lease Obligations and purchase money obligations incurred to finance the purchase of fixed assets, and renewals, replacements, refinancings and extensions thereof; provided, that, such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;
(l)    Priority Indebtedness; provided, that, immediately after giving effect to the incurrence of any such Priority Indebtedness in reliance on this clause (l), the sum of (without duplication) (i) the aggregate principal amount of all such Priority Indebtedness outstanding in reliance on this clause (l), plus (ii) the aggregate principal amount of Indebtedness and other obligations of the Company and its Subsidiaries secured by Liens in reliance on Section 7.01(y) shall not at any time exceed the greater of (x) $300,000,000, and (y) an amount equal to fifteen percent (15%) of Consolidated Total Assets (determined as of the end of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b) or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Borrower ending June 30, 2022, determined with reference to the financial statements of the Borrower referred to in Section 5.05(b)); and
(m)    Indebtedness with respect to any Permitted Receivables Financing.
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7.03    Fundamental Changes. The Borrower shall not, nor shall it permit any Material Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries, taken as a whole, to or in favor of any Person, except that, so long as no Default exists or would result therefrom: (a) any Person may merge or consolidate with and into the Borrower, so long as the Borrower shall be the continuing or surviving Person of such merger or consolidation; (b) any Material Subsidiary may merge or consolidate with or into any other Subsidiary, so long as a Subsidiary is the continuing or surviving Person of such merger or consolidation; (c) any Material Subsidiary may merge or consolidate with or into any other Person; provided, that, (i) if such merger or consolidation involves the Borrower, the Borrower shall be the continuing or surviving Person, and (ii) such merger or consolidation does not result in the Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole; and (d) any Material Subsidiary may dissolve or liquidate; provided, that, (i) such dissolution or liquidation does not result in the Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, and (ii) such dissolution or liquidation could not reasonably be expected to have a Material Adverse Effect.
7.04    Change in Nature of Business. The Borrower shall not, nor shall it permit any Material Subsidiary to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related, ancillary, complementary or incidental thereto.
7.05    Transactions with Affiliates. The Borrower shall not, nor shall it permit any Material Subsidiary to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower (other than the Borrower or any other Subsidiary), whether or not in the ordinary course of business, other than (a) intercompany transactions expressly permitted by Section 7.02 and Section 7.03, (b) any transaction on fair and reasonable terms substantially as favorable to the Borrower or such Material Subsidiary as would be obtainable by the Borrower or such Material Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, and (c) compensation (including bonuses) and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or such Material Subsidiary entered in the ordinary course of business, including reimbursement of out-of-pocket expenses and provision of officers' and directors' liability insurance.
7.06    Use of Proceeds. The Borrower shall not, nor shall it permit any Material Subsidiary to, use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.07    Financial Covenant. The Borrower shall not permit the Consolidated Leverage Ratio, as of the end of any fiscal quarter of the Borrower for the four quarter period ending on such date, to be greater than 3.50 to 1.0; provided, that, upon the occurrence of a Qualified Acquisition, for each of the four fiscal quarters of the Borrower immediately following such Qualified Acquisition (including the fiscal quarter of the Borrower in which such Qualified Acquisition was consummated) (such period of increase, the "Leverage Increase Period"), the ratio set forth above shall be increased to 4.00 to 1.0; provided, further, that, (a) for at least two (2) fiscal quarters of the Borrower immediately following each Leverage Increase Period, the Consolidated Leverage Ratio as of the end of such fiscal quarters shall not be greater than 3.50 to 1.0 prior to giving effect to another Leverage Increase Period pursuant to the immediately preceding proviso, and (b) the Leverage Increase Period shall only apply with respect to the calculation of the Consolidated Leverage Ratio for purposes of determining compliance with this Section 7.07 and not for any other purpose.
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7.08    Change in Fiscal Year. Without providing prior written notice to the Administrative Agent, the Borrower shall not, nor shall it permit any Material Subsidiary to, change its fiscal year.
7.09    Sanctions and other Anti-Terrorism Laws. The Borrower hereby covenants and agrees that, the Borrower and its Subsidiaries will not: (a) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Facilities with Embargoed Property or funds derived from any unlawful activity; (d) permit any Cash Collateral to become Embargoed Property; or (e) cause any Lender, any L/C Issuer, or the Administrative Agent to violate any Anti-Terrorism Law or any applicable Sanctions.
7.10    Anti-Corruption Laws. The Borrower shall not, nor shall it permit any Subsidiary to directly or indirectly use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business or violate any applicable Sanctions.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an "Event of Default":
(a)    Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05 (with respect to the preservation of the Borrower's legal existence), Section 6.11 or Article VII; or
(c)    Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)) contained in any Loan Document (other than Section 6.13(b) hereof) on its part to be performed or observed and such failure continues for thirty (30) days after the Borrower's receipt of written notice of such failure from the Administrative Agent or any Lender; or
(d)    Representations and Warranties. Any representation, warranty or certification made or deemed made by the Borrower herein (other than Section 5.16 hereof), in any other Loan Document, or in any document delivered in connection herewith or therewith, shall be incorrect in any material respect (or in any respect if already qualified by materiality or "Material Adverse Effect") when made or deemed made; or
(e)    Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than the Obligations and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or
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syndicated credit arrangement) of more than the Threshold Amount, and such failure is not waived and continues beyond any cure period provided therein, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, in each case, beyond the applicable grace period, if any, provided therefor, or any other event occurs, the effect of which is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due and payable or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, and such failure or demand is not waived; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default as defined in such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) that is not waived and continues beyond any cure period provided therein, or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. The Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without its application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive calendar days; or any proceeding under any Debtor Relief Law relating to the Borrower or such Material Subsidiary or to all or any material part of its property is instituted without the consent of the such Person and continues undismissed, unstayed, unvacated and unbonded for sixty (60) consecutive calendar days, or an order for relief is entered in any such proceeding which order is not stayed; or
(g)    Inability to Pay Debts. The Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
(h)    Judgments. There is entered against the Borrower or any Subsidiary any one or more final judgments or orders for the payment of money which in the aggregate exceed the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or a Multiemployer Plan which has resulted in liability of the Borrower under Title IV of ERISA to the Pension Plan or Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or
(j)    Invalidity of the Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly
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permitted hereunder or thereunder or the occurrence of the Termination Date, ceases to be in full force and effect; or the Borrower contests in writing or pursuant to judicial proceedings the validity or enforceability of any material provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document (other than by reason of the occurrence of the Termination Date), or purports to revoke, terminate or rescind any material provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by prior written notice to the Borrower (other than with respect to an Event of Default pursuant to Section 8.01(f), which shall require no prior written notice) take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;
provided, that, upon the occurrence of the entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, Section 2.16 and Section 2.20, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective
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Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Disbursements and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Disbursements, and (b) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders and the L/C Issuers, in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after the occurrence of the Termination Date, to the Borrower or as otherwise required by Law.
Subject to Section 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX

ADMINISTRATIVE AGENT
9.01    Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints PNC Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 9.06) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Sustainability Structuring Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
9.03    Exculpatory Provisions. ~~Neither~~None of the Administrative Agent, the Sustainability Structuring Agent nor any of the Arrangers shall have any duties or obligations
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except those expressly set forth herein and in the other Loan Documents, and their respective duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent, the Sustainability Structuring Agent, any of the Arrangers or any of their respective Related Parties:
(a)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall have any duty or responsibility to disclose, and no such Person shall be liable for the failure to disclose, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates that is communicated to, obtained by, or in the possession of the Administrative Agent, an Arranger or any of their respective Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)    shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment; or
(e)    shall be responsible for or have any duty or obligation to any Lender, any L/C Issuer, any participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than, with respect to the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.
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None of the Administrative Agent, any of the Arrangers or any of their respective Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender, any Participant, or any prospective Lender or prospective Participant, is a Disqualified Institution, or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of any of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent; Resignation of Sustainability Structuring Agent.
~~.~~
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowing Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowing Agent (such consent (x) not to be unreasonably withheld or delayed, and (y) not being required to the extent an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30)
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days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Borrowing Agent) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above (including consent of the Borrower, if applicable); provided, that, in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender at such time pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to such Person, and, in each case, with the consent of the Borrower (such consent (x) not to be unreasonably withheld or delayed, and (y) not being required to the extent an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing), remove such Person as Administrative Agent and appoint a successor. If no such successor shall have been so appointed by the Required Lenders (with the consent of the Borrower, if applicable) and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Administrative Agent was acting as Administrative Agent, and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)    Any resignation by PNC Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and the Swing Line Lender. If PNC Bank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/
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C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Revolving Lenders to fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(f). If PNC Bank resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Committed Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by such retiring L/C Issuer, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to PNC Bank to effectively assume the obligations of PNC Bank with respect to such Letters of Credit.
(e)    The Sustainability Structuring Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowing Agent, which resignation shall be effective on the date set forth in such notice (the "Sustainability Structuring Agent Resignation Effective Date"). Upon receipt of any such notice of resignation, the Borrower shall have the right to appoint a successor, which may be a Lender or Affiliate of a Lender; provided that in no event shall any such successor Sustainability Structuring Agent be a Defaulting Lender or a Disqualified Institution. With effect from the Sustainability Structuring Agent Resignation Effective Date, the retiring Sustainability Structuring Agent shall be discharged from any duties and obligations hereunder and under the other Loan Documents. Upon the acceptance of a successor's appointment as Sustainability Structuring Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Sustainability Structuring Agent (other than any rights to indemnity payments owed to the retiring Sustainability Structuring Agent), and the retiring Sustainability Structuring Agent shall be discharged from any duties and obligations hereunder or under the other Loan Documents. After the retiring Sustainability Structuring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Sustainability Structuring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Sustainability Structuring Agent was acting as Sustainability Structuring Agent.
9.07    Non-Reliance on the Administrative Agent, the Arrangers and Other Lenders. Each of the Lenders and L/C Issuers expressly acknowledges that ~~neither~~none of the Administrative Agent, the Sustainability Structuring Agent nor any of the Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent, the Sustainability Structuring Agent or any of the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Sustainability Structuring Agent or any of the Arrangers to any Lender or L/C Issuer as to any matter, including whether the Administrative Agent, the Sustainability Structuring Agent or any of the Arrangers has disclosed material information in its (or any of their respective Related Parties') possession. Each of the Lenders and L/C Issuers represents and warrants to the Administrative Agent, the Sustainability Structuring Agent and each of the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Sustainability Structuring Agent, any Arranger or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis of,
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appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.
Each of the Lenders and L/C Issuers also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Sustainability Structuring Agent, any Arranger or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each of the Lenders and L/C Issuers represents and warrants that (a) the Loan Documents set forth the terms of commercial lending facilities and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender and/or L/C Issuer, as applicable, for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or such L/C Issuer, as applicable, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each of the Lenders and L/C Issuers agrees not to assert a claim in contravention of the foregoing. Each of the Lenders and L/C Issuers represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and providing other facilities set forth herein as may be applicable to such Lender or such L/C Issuer, as applicable, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans and providing other facilities set forth herein as may be applicable to such Lender or such L/C Issuer, as applicable.
Each Lender, each L/C Issuer, the Borrower and each Designated Borrower also acknowledges and agrees that (a) none of the Administrative Agent, the Sustainability Structuring Agent or any Arranger, acting in such capacities have made any assurances as to (i) whether the terms and conditions of this Agreement and the other Loan Documents meets such Lender's or L/C Issuer's criteria or expectations with regard to environmental impact and sustainability performance, (ii) whether any characteristics of this Agreement and the other Loan Documents, including the characteristics of the relevant KPI Metrics or any thresholds or targets with respect thereto to be determined in connection with any increase or decrease in the Applicable Rate, including the Borrower's environmental and sustainability criteria, meet any industry standards or market expectations for sustainability-linked credit facilities or (iii) whether the relevant KPI Metrics or thresholds or targets with respect thereto will be attainable or able to be maintained by the Borrower, and (b) each such Lender and L/C Issuer has performed its own independent investigation and analysis of this Agreement and the other Loan Documents and whether this Agreement and the other Loan Documents meet such Lender's criteria or expectations with regard to environmental impact and/or sustainability performance.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Sustainability Structuring Agent, joint bookrunners, co-syndication agents or co-documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Sustainability Structuring Agent, a Lender or an L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C
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Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(j) and (k), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
9.10    Collateral Matters. The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, to release the Cash Collateral and any Lien thereon in accordance with the terms and conditions set forth in Section 2.15.
9.11    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions
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determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)     (A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender, or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that neither the Administrative Agent nor the Sustainability Structuring Agent is ~~not~~ a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).
9.12    Erroneous Payments.
(a)    If the Administrative Agent notifies a Lender, L/C Issuer, or, in the case of any Person who has received funds on behalf of a Lender or L/C Issuer, such Lender or L/C Issuer (any such Lender, L/C Issuer, or other recipient, a "Payment Recipient") that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an "Erroneous Payment") and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or L/C Issuer shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is
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repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender or L/C Issuer, or, in the case of any Person who has received funds on behalf of a Lender or L/C Issuer, such Lender or L/C Issuer, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or other such recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender or L/C Issuer shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b)).
(c)    Each of the Lenders and L/C Issuers hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or such L/C Issuer under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or such L/C Issuer from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an "Erroneous Payment Return Deficiency"), upon the Administrative Agent's notice to such Lender or L/C Issuer at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the "Erroneous Payment Impacted Class") in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the "Erroneous Payment Deficiency Assignment") at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes
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evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or L/C Issuer under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the "Erroneous Payment Subrogation Rights").
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any Designated Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company or any Designated Borrower for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on "discharge for value" or any similar doctrine.
(g)    Each party's obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE X

MISCELLANEOUS
10.01    Amendments, Etc. Subject to Sections 2.18 and 3.03(d), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower, as the case may be, and acknowledged by the Administrative Agent (such
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acknowledgement not to be unreasonably withheld, conditioned or delayed), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:
(a)    extend the expiry date of, or increase, the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver, modification or amendment of, or consent to departure from, any condition precedent set forth in Section 4.02 or of any Default, representation or warranty or covenant, or a mandatory prepayment of, or mandatory reduction in, Commitments is not considered an extension or increase in the Commitment of any Lender);
(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment (other than any mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender directly affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Disbursement or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, that, only the consent of the Required Lenders shall be necessary to (x) amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest, Letter of Credit Fees or other amounts at the Default Rate, or (y) amend any financial covenant hereunder (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or any L/C Disbursement or to reduce any fee payable hereunder;
(d)    change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
(e)    change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(f)    release the Borrower without the written consent of each Lender; or
(g)    change the definition of "Required Revolving Lenders" without the written consent of each Revolving Lender;
provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, directly and adversely affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, directly and adversely affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, directly and adversely affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) notwithstanding anything to the contrary herein, this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowing Agent and the Administrative Agent without the input or consent of any Lender (A) to cure any ambiguity, omission, defect or inconsistency, (B) to comply with local law or advice of local counsel in any Eligible Foreign Jurisdiction, (C) pursuant to the provisions
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of Section 2.18, Section 4.03 or Section 10.23, so long as, in each case of this clause (v), the Lenders shall have received at least five (5) Business Days' prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; (vi) the Borrowing Agent and the Administrative Agent may, without the input or consent of any Lender (other than the relevant Lenders providing a portion of the increase in the Aggregate Revolving Commitments) or any other party, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect any Incremental Loan Commitments or Incremental Loans pursuant to the provisions of Section 2.14; (vii) the Borrowing Agent and the Administrative Agent may, without the input or consent of any Lender (other than the relevant Lenders agreeing to extend their Revolving Commitments) or any other party, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowing Agent and the Administrative Agent to effect any extension pursuant to the provisions of Section 2.17 (including, for the avoidance of doubt, amendments to the definition of "Revolving Maturity Date" and other provisions of this Agreement as may be necessary to reflect the extension of the Revolving Maturity Date applicable to any Extending Lender's Revolving Commitments pursuant to Section 2.17); (viii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower and the relevant Lenders providing such additional credit facilities to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; (ix) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 10.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective; and (x) the L/C Commitment of any L/C Issuer may be terminated by the Administrative Agent and such L/C Issuer in connection with the resignation of such L/C Issuer pursuant to Section 10.06(f).
Notwithstanding the above: (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; (B) the Required Lenders shall determine whether or not to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; and (C) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) any Commitment of such Lender may not be increased or extended without the consent of such Lender, (y) the principal owing to such Lender may not be decreased without the consent of such Lender, and (z) the interest rate being paid to such Lender may not be decreased without the consent of such Lender.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile
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or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone may be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Administrative Agent, PNC Bank in its capacity as an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender (including any Lender in its capacity as an L/C Issuer), to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuers and the Borrower each agree hereunder to accept notices and other communications to it hereunder by (x) email sent to its electronic email address set forth in Schedule 10.02 (or, in the case of an L/C Issuer other than PNC Bank, as set forth in the Administrative Questionnaire provided by such L/C Issuer) (in each case, as may be updated by written notice to the other parties hereto), or (y) other electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY
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OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") or the Borrower or its Related Parties have any liability to the Agent Parties, the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials, notices or any other Communications through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection
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with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and all of the L/C Issuers; provided, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or the Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02, and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Company and the Designated Borrowers shall (subject to Section 2.20) pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (limited, in the case of any fees and expenses of legal counsel, to the reasonable and documented out-of-pocket fees, disbursements and other charges of (A) one primary counsel for the Administrative Agent, and (B) if reasonably necessary, one firm of local counsel retained by the Administrative Agent in each relevant material jurisdiction), (ii) all reasonable and documented out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal, reinstatement or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Sustainability Structuring Agent, any Lender or any L/C Issuer (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, the Sustainability Structuring Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Company and the Designated Borrowers shall jointly and severally (subject to Section 2.20) indemnify the Administrative Agent (and any sub-agent thereof), the Sustainability Structuring Agent, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (limited, in the case of any fees and expenses of legal counsel, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of primary counsel for all Indemnitees, taken as a whole, and if reasonably necessary, one firm of local counsel for all Indemnitees, taken as a whole, in each relevant material jurisdiction, and solely in the case of an actual or perceived conflict of interest, one additional firm of counsel to each group of affected Indemnitees, similarly situated and taken as a whole) incurred by any Indemnitee or asserted against any Indemnitee by any Person
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(including the Borrower) or arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof), the Sustainability Structuring Agent and their respective Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses (A) are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee (or any Related Indemnified Party of such Indemnitee), or (2) a material breach of such Indemnitee's obligations under this Agreement or any other Loan Document, or (B) arise solely from a proceeding that does not involve or arise from an act or omission by the Borrower or any of the Borrower's Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claims against the Administrative Agent, the Sustainability Structuring Agent, a Lender or any L/C Issuer in its capacity or in fulfilling its role as such). The Borrower shall not be liable for any settlement of any claim effected by any Indemnitee without the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower's consent, or if there is a final judgment against an Indemnitee in any such proceeding, the Borrower shall indemnify and hold harmless such Indemnitee in the manner set forth above. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Sustainability Structuring Agent, any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Sustainability Structuring Agent, such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's share of the Total Credit Exposures of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders' Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Sustainability Structuring Agent, such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Sustainability Structuring Agent, such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.12(d).
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(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives and acknowledges that no other Person shall have, any claim against the Administrative Agent (or any sub-agent thereof), the Sustainability Structuring Agent, any Lender, any L/C Issuer, or any Related Party of any of the foregoing Persons or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that, the foregoing shall in no event limit the Borrower's indemnification obligations under Section 10.04(b) to the extent such special, indirect, consequential or punitive damages are included in any third-party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder. No Indemnitee referred to in Section 10.04(b) or any other party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee or other party hereto through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable not later than fifteen (15) days after receipt by Borrower of written demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, and the Termination Date.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the occurrence of the Termination Date.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section, (and
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any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of any of the assigning Lender's Commitments and the Loans under any Facility at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b~~)~~)(i~~)~~)(A) of this Section, the aggregate amount of the Commitment under the relevant Facility being so assigned (which for this purpose includes Loans outstanding thereunder) or, if the Commitment under such Facility is not then in effect, the principal outstanding balance of the Loans under such Facility (and, in the case of an assignment under the Revolving Facility, participations in Letters of Credit and Swing Line Loans) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a "Trade Date" is specified in the Assignment and Assumption, as of such Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrowing Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that, concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned under the relevant facility, except that this clause (ii) shall not (A) apply to the Swing Line Lender's rights and obligations in respect of Swing Line Loans, or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities under this Agreement on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrowing Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event
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of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrowing Agent shall be deemed to have consented to any such assignment requiring its consent under this clause (A) unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of a Lender or an Approved Fund, or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consent of each L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of Revolving Commitments and/or Committed Revolving Loans.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 payable by the assignor; provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any Affiliates or Subsidiaries of the Borrower, or (B) to any Defaulting Lender or any of its Affiliates or Subsidiaries or to any Person who, upon becoming a Lender hereunder, would constitute one of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall
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be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency solely for tax purposes), shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that, (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso
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to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (subject to the requirements and limitations therein, including the requirements under Section 3.01(e)) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section, and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, (x) any L/C Issuer may, upon thirty (30) calendar days' notice to the Administrative Agent, the Borrower and the Lenders, resign as an L/C Issuer; provided that, if such L/C Issuer has not assigned all of its Revolving Commitment and Committed Revolving Loans pursuant to subsection (b) above, then such resignation shall be subject to the appointment and acceptance of a successor L/C Issuer and/or (y) if the Swing Line Lender assigns all of its Revolving Commitment and Committed Revolving Loans pursuant to subsection (b) above, the Swing Line Lender may, upon thirty (30) calendar days' notice to the Administrative Agent, the Borrower and the Lenders, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, that, no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer or the Swing Line Lender, as the case may be, if such L/C Issuer or the Swing Line Lender, as the case may be, has assigned all of its Revolving
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Commitment and Committed Revolving Loans pursuant to subsection (b) above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(f)). If PNC Bank resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Committed Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the resigning L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.
(g)    Disqualified Institutions.
(i)    No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the "Trade Date") on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in its sole and absolute discretion (but, for the avoidance of doubt, otherwise subject to Section 10.06(b)(iii)(A)), in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date, such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.
(ii)    If any assignment is made to any Disqualified Institution without the Borrower's prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment, (B) in the case of an outstanding Term Loan held by a Disqualified Institution, prepay such Term Loan by paying the lesser of (1) the principal amount thereof, and (2) the amount that such Disqualified Institution paid to acquire such Term Loan, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents, and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to one or more Eligible Assignees that shall assume such obligations at the lesser of (1) the principal amount thereof, (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided, that, (x) such assignment does not conflict with applicable Laws, and (y) in the case of clause (B) above, the Borrower shall not use the proceeds from any Loans to prepay a Term Loan held by a Disqualified Institution.
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(iii)    Notwithstanding anything to the contrary contained in this Agreement, (A) Disqualified Institutions will not (1) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, and (B)(1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws ("Plan of Reorganization"), each Disqualified Institution party hereto hereby agrees (I) not to vote on such Plan of Reorganization, (II) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (I), such vote will be deemed not to be in good faith and shall be "designated" pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and (III) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (II).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the "DQ List") on the Platform, including that portion of the Platform that is designated for "public side" Lenders, and/or (B) provide the DQ List to each Lender requesting the same.
10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) upon request or demand by any regulatory authority having jurisdiction over such Person or its Related Parties, (c) as may be compelled by an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding or to the extent required by applicable Laws or regulations or by any subpoena or similar compulsory legal process (in which case the Administrative Agent, such Lender or such L/C Issuer agrees to inform the Borrower promptly thereof prior to such disclosure to the extent not prohibited by applicable Law), (d) to any other party hereto, (e) to the extent reasonably necessary or advisable, in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.14(c) or Section 2.17(e), or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant in, or any prospective assignee of or
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Participant in, any of its rights and obligations under this Agreement in reliance on this clause (f)), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder (provided that any such disclosure shall be made in consultation with the Borrower), or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, "Information" means all information received from or on behalf of the Borrower or any Subsidiary of the Borrower relating to the Borrower or any Subsidiary of the Borrower or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary of the Borrower or any of their representatives. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing (but subject to the provisions of Section 10.03), each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or such L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer, the Swing Line Lender and their
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respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as set forth in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Borrower and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good
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faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 2.17(e) or Section 3.06(b), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided, that:
(a)    with respect to any assignment, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding "par" principal amount of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees), in the case of an assignment, or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    in the case of an assignment, such assignment does not conflict with applicable Laws;
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and
(f)    in the case of an assignment resulting from a Revolving Lender withholding its consent for a Foreign Subsidiary to become a Designated Borrower under Section 2.18, the applicable assignee shall have consented to such Foreign Subsidiary becoming a Designated Borrower under Section 2.18.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (i) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the applicable Eligible Assignee, and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that, any such documents shall be without recourse to or warranty by the parties thereto.
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Notwithstanding anything in this Section 10.13 to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit, and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO, OR ANY RELATED PARTY OF ANY OTHER PARTY HERETO, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.14(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT
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PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees and acknowledges its Affiliates' understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Sustainability Structuring Agent, the Arrangers and the Lenders are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Sustainability Structuring Agent, the Arrangers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, the Sustainability Structuring Agent, each Lender and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person, and (ii) none of the Administrative Agent, the Sustainability Structuring Agent, any Arranger or any Lender has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Sustainability Structuring Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Sustainability Structuring Agent, any Arranger or any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby agrees not to assert any claims against the Administrative Agent, the Sustainability Structuring Agent, any Arranger or any Lender with respect to any alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated by this Agreement and the other Loan Documents.
Neither the Administrative Agent nor the Sustainability Structuring Agent nor any Arranger (x) shall have any duty to ascertain, inquire into or otherwise independently verify any Sustainability
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Related Information or any other information or materials provided by the Borrower and used in connection with the sustainability provisions of the credit facility described in this Agreement, including with respect to the applicable KPI Metrics, and (y) shall have any responsibility for (or liability in respect of) the completeness or accuracy of any such information. Each party hereto hereby agrees that neither the Administrative Agent nor the Sustainability Structuring Agent nor any Arranger shall not have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any Sustainability Rate Adjustment or Sustainability Commitment Fee Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Sustainability Certificate or notice as to a Sustainability Certificate Inaccuracy (and the Administrative Agent and the Sustainability Structuring Agent may rely conclusively on any such certificate or notice, without further inquiry).
10.17    USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "PATRIOT Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
10.18    Electronic Execution. This Agreement, any other Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement or any other Loan Document (each a "Communication"), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this Section 10.18 may include use or acceptance by the Administrative Agent, each of the Lenders and each of the L/C Issuers of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, each of the Lenders and each of the L/C Issuers may, at the option of such Person, create one or more copies of any Communication in the form of an imaged Electronic Record ("Electronic Copy"), which shall be deemed created in the ordinary course of the such Person's business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent, each of the Lenders and each of the L/C Issuers shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further
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verification and (b) upon the request of the Administrative Agent, any Lender or any L/C Issuer, any Electronic Signature shall be promptly followed by such manually executed counterpart.
10.19    Time of the Essence. Time is of the essence with respect to the Loan Documents.
10.20    Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.
10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or any L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or any L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or any L/C Issuer that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, "QFC Credit Support," and each such QFC, a "Supported QFC"), the parties acknowledge and agree that, with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity (as defined below) that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC
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Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States.
Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
As used in this Section 10.22, "Covered Entity" means any of the following: (i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
10.23    ESG Amendment.
(a)    After the Closing Date, the Borrower, in consultation with the Sustainability Structuring Agent and the Administrative Agent, shall be entitled to either (i) establish additional specified Key Performance Indicators ("KPIs") with respect to certain Environmental, Social and Governance ("ESG") targets of the Borrower and its Subsidiaries or (ii) establish external ESG ratings ("ESG Ratings") targets to be mutually agreed between the Borrower, the Sustainability Structuring Agent and the Administrative Agent. The Sustainability Structuring Agent, the Administrative Agent and the Borrower may amend this Agreement (such amendment, the "ESG Amendment") solely for the purpose of incorporating either the KPIs or ESG Ratings and other related provisions (the "ESG Pricing Provisions") into this Agreement; provided that such amendment shall become effective upon execution of the ESG Amendment by the Borrower, the Administrative Agent and the Required Lenders. Upon effectiveness of any such ESG Amendment, based on either the Borrower's performance against the KPIs or its obtainment of the target ESG Ratings, certain adjustments to the Commitment Fee rate, Letter of Credit Fee and Applicable Rate for any Loans may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in a decrease or increase of more than (x) 1.00 basis point in the Commitment Fee and/or (y) 5.00 basis points in the Applicable Rate for any Loans or Letter of Credit Fee; provided, further, that in no event shall the Commitment Fee rate, Letter of Credit Fee or Applicable Rate for any Loans be less than zero, in each case, for a given fiscal year (or other period to be agreed). If KPIs are utilized, the pricing adjustments will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published and maintained by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and is to be agreed between the Borrower and the Sustainability Structuring Agent (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification agreed to by the Sustainability Structuring Agent, the Administrative Agent and the Borrower to the ESG Pricing Provisions which does not have the effect of reducing the Commitment Fee rate, Letter of Credit Fee or Applicable Rate for any Loans to a level not otherwise permitted by this paragraph shall be subject to the consent of the Required Lenders.
(b)    The Sustainability Structuring Agent will (i) assist the Borrower in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrower in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.
10.24    No Reliance on Administrative Agent's Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates,
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participants or assignees, may rely on the Administrative Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with the Company, any Designated Borrower, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
10.25    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the appropriate Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, any L/C Issuer or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the appropriate Business Day following receipt by the Administrative Agent, such L/C Issuer or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such L/C Issuer or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any L/C Issuer or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such L/C Issuer or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, any L/C Issuer or any Lender in such Currency, the Administrative Agent, such L/C Issuer or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).
[Signature pages ~~follow~~, schedules and exhibits intentionally omitted.]
cl

ANNEX B
SCHEDULE 1.01
SUSTAINABILITY TABLE

KPI Metric KPI #1	Target / Threshold	RY23	RY24	RY25	RY26
Greenhouse Gas Emissions Reduction Cumulative Percentage (vs. 2019 baseline)	Target A	4.20%	8.40%	12.60%	16.80%

KPI Metric KPI #2	Target / Threshold	RY23	RY24	RY25	RY26
Inclusion Training Participation Percentage	Threshold A	n/a	75%	75%	75%
	Target B	n/a	75 - 79%	75 - 79%	75 - 79%
	Target C	n/a	80 – 84%	80 – 84%	80 – 84%
	Target D	n/a	85%	85%	85%

ANNEX C
EXHIBIT I
[FORM OF]
SUSTAINABILITY CERTIFICATE
PNC BANK, National Association,
as Administrative Agent
[ADDRESS]
Telephone: [    ]
Email: [ ]
Fax: [ ]

Attention: [ ]

[Date]
Ladies and Gentlemen:
This Sustainability Certificate (this "Certificate") is furnished pursuant to Section 2.21(e) of the Credit Agreement (defined below). Reference is hereby made to the Credit Agreement, dated as of June 30, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among ANSYS, Inc., a Delaware corporation (the "Borrower"), the lenders from time to time party thereto, PNC Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings provided in the Credit Agreement.
THE UNDERSIGNED HEREBY CERTIFIES SOLELY IN [HIS/HER] CAPACITY AS [CHIEF EXECUTIVE OFFICER, CHIEF OPERATING OFFICER, CHIEF FINANCIAL OFFICER, CHIEF SUSTAINABILITY OFFICER, TREASURER, ASSISTANT TREASURER, CONTROLLER OR SENIOR VICE PRESIDENT OF FINANCE] OF THE BORROWER AND NOT IN AN INDIVIDUAL CAPACITY (AND WITHOUT PERSONAL LIABILITY) THAT:
1.    I am the duly elected [chief executive officer, chief operating officer, chief financial officer, chief sustainability officer, treasurer, assistant treasurer, controller or senior vice president of finance] of the Borrower, and I am authorized to deliver this Certificate on behalf of the Borrower;
2.    Attached as Annex A hereto are the calculations of KPI Metrics for the 20[__] Reference Year, and evidences the Borrower's qualification for [(x)] a Sustainability Rate Adjustment equal to [+][-][___]% per annum [and (y) a Sustainability Commitment Fee Adjustment, equal to [+][-][___]% per annum]. The Applicable Rate (i) will never be reduced or increased more than 0.050% per annum pursuant to the Sustainability Rate Adjustment and (ii) shall not be less than 0.000%. The Commitment Fee (i) will never be reduced or increased more than 0.010% per annum pursuant to the Sustainability Commitment Fee Adjustment and (ii) shall not be less than 0.000%.
3.    Attached as Annex B hereto is a true and complete copy of the Borrower's Sustainability Report for the 20[___] Reference Year.
Exh. I-2

4.    Attached as Annex C hereto is a true and complete report of the Sustainability Metric Auditor confirming that the Sustainability Metric Auditor is not aware of any modifications that should be made to such computations in order for them to be presented in all material respects in conformity with the ESG Standards.
The foregoing certifications are made and delivered this _____ day of __________, 20[__].
Very truly yours,

ANSYS INC.,
as the Borrower
By:
    Name:
    Title:

Exh. I-2

Annex B to the Sustainability Certificate

Sustainability Report
Exh. I-2

Annex C to the Sustainability Certificate

Sustainability Metric Auditor Report

Exh. I-3

1235895.08-CHISR02A - MSW